                            The Heartstone of Round Rock

                                 401 Oakwood Blvd

                             Round Rock, TX 78681-4067

                                  APPRAISAL REPORT
                                         ON

                                  THE HEARTHSTONE
                                   OF ROUND ROCK
                               401 OAKWOOD BOULEVARD
                                 ROUND ROCK, TEXAS



PREPARED BY:

HealthCare Property Appraisers of America, Inc.
Hwy 64 East, Laurel Terrace, 2nd Floor
Post Office Box 2227
Cashiers, North Carolina 28717

Copyright 1997, HealthCare Property Appraisers of America, Inc.

                                       SUBJECT

                        [Picture of the front of the Property]

                                     [Letterhead]


April 10, 1997

Mr. David Brickman
Capitol Senior Living, Inc.
14160 Dallas Parkway
Dallas, TX 75240

Re:  The Hearthstone of Round Rock
     Round Rock, Texas

Dear Mr. Brickman:


HealthCare Property Appraisers of America, Inc. has inspected The Hearthstone of Round Rock for the purpose of estimating the Market Value of its fee simple estate as a Going Concern. All factors which might influence the value of this property were investigated and fully considered to the best of our ability. We have performed a Complete Appraisal and report our findings here in the form of a Self-Contained Appraisal Report, which describes the appraisal method and contains the information necessary for forming realistic conclusions. The supporting data analyses and conclusions are an integral part of this report. The maps, sketches, and statistics are included to aid the reader in visualizing the property. Your attention is directed to the section entitled: "Underlying Assumptions and Limiting Conditions Section" which provides the basis for all conclusions and the Final Value Estimate.

Based on the enclosed data and analyses, we believe the Subject Property described herein had a Market Value, as of March 20, 1997, at current occupancy and in its present physical condition of:


                                     $5,900,000


This value estimate included all real and personal property, as well as the business value as a Going Concern. Furniture, fixtures and equipment were estimated to have a contributory value of approximately $399,000 and intangible business assets were estimated to contribute $1,000,000 to the total value. The real estate alone was estimated to contribute $4,501,000. These estimated contributory values are allocations of the Going Concern and may not represent the amount that would be realized if components were sold separately.

The value conclusions in this report assume that this property is not subject to any existing leases or management contracts. We have assumed that any new owner would be free to negotiate a new lease or management contract if they so desired.

After studying the sales history of similar properties, the Appraiser estimates a reasonable marketing period for the subject property to be twelve months.

This appraisal constitutes a Complete Appraisal and this report is a Self-Contained Appraisal Report as defined by the Uniform Standards of Professional Appraisal Practice (USPAP).

SPECIAL CONDITION


After discussions with appropriate state agencies, the appraiser believes the property owner will be able to continue operating the subject facility as a nursing home even if the current leasee does ot extend his lease. The reader is cautioned that the appraiser is not an expert on nursing home or medicaid legal matters and this critical assumption should be confirmed by legal counsel. If this assumption is not accurate it could have a dramatic impact on the property's value.

I appreciate the opportunity to provide these appraisal services to you. If you have any questions on this report or any other matters, please do not hesitate to call.

Respectfully submitted,
HealthCare Property Appraisers of America, Inc.

/s/ J. Michael Burroughs                    [SEAL]

J. MICHAEL BURROUGHS, MAI, SRA
State Certified General Appraiser, #A218
President

JMB:ela

                          SUMMARY OF IMPORTANT CONCLUSIONS
                    SELF-CONTAINED REPORT OF A COMPLETE APPRAISAL

Subject Property:                            The Hearthstone of Round Rock

Property Location:                           401 Oakwood Boulevard
                                             Round Rock, Texas

Effective Date:                              March 20, 1997
Report Date:                                 April 10, 1997
Purpose of Appraisal:                        Market Value
Area of Site:                                4.58 sf acres (approx.)
Highest and Best Use:                        For Nursing Home Use

Improvements:
  Number of Units:                           120 Beds
  Building Size:                             47,000 sf (approx.)
  Building Date:                             1988

Economics:
  Effective Gross Income:                    $4,919,327
  Expenses:                                  (4,114,757)
                                             ----------
  Net Income:                                $  804,569

Indicated Values:
  Cost Approach:                             $6,360,000
  Income Capitalization Approach:            $5,750,000
  Sales Comparison Approach:                 $5,800,000 to $6,250,000

                                                                            4


FINAL ESTIMATED MARKET VALUE:

  Land                                       $  500,000
  Building Improvements                      $4,001,000
                                             ----------
  Total Real Estate                          $4,501,000
  Personal Property                          $  399,000
  Business Value                             $1,000,000
                                             ----------
  Total Property                             $5,900,000


                                  TABLE OF CONTENTS

TRANSMITTAL LETTER . . . . . . . . . . . . . . . . . . . . . . . . . . . .2

SUMMARY OF IMPORTANT CONCLUSIONS . . . . . . . . . . . . . . . . . . . . .4

TABLE OF CONTENTS. . . . . . . . . . . . . . . . . . . . . . . . . . . . .6

GENERAL IDENTIFICATION OF PROPERTY . . . . . . . . . . . . . . . . . . . .7

PROPERTY RIGHTS APPRAISED. . . . . . . . . . . . . . . . . . . . . . . . .7

SCOPE OF APPRAISAL . . . . . . . . . . . . . . . . . . . . . . . . . . . .7

HISTORY OF PROPERTY. . . . . . . . . . . . . . . . . . . . . . . . . . . .8

THE PURPOSE OF THE APPRAISAL . . . . . . . . . . . . . . . . . . . . . . .9

METHOD OF APPRAISAL. . . . . . . . . . . . . . . . . . . . . . . . . . . 13

REGIONAL ANALYSIS. . . . . . . . . . . . . . . . . . . . . . . . . . . . 15

MARKET AREA AND NEIGHBORHOOD . . . . . . . . . . . . . . . . . . . . . . 38

SITE DATA. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 43

DESCRIPTION OF IMPROVEMENTS. . . . . . . . . . . . . . . . . . . . . . . 49

COST APPROACH TO VALUE . . . . . . . . . . . . . . . . . . . . . . . . . 55

INCOME CAPITALIZATION APPROACH TO VALUE. . . . . . . . . . . . . . . . . 71

SALES COMPARISON APPROACH TO VALUE . . . . . . . . . . . . . . . . . . . 87

RECONCILIATION AND FINAL VALUE ESTIMATE. . . . . . . . . . . . . . . . .106

ALLOCATION OF VALUE BETWEEN REAL PROPERTY, PERSONAL PROPERTY
     AND BUSINESS ENTERPRISE . . . . . . . . . . . . . . . . . . . . . .109

SUMMARY OF VALUES. . . . . . . . . . . . . . . . . . . . . . . . . . . .118

UNDERLYING ASSUMPTIONS AND LIMITING CONDITIONS . . . . . . . . . . . . .119

APPRAISER'S CERTIFICATION. . . . . . . . . . . . . . . . . . . . . . . .123

QUALIFICATIONS OF APPRAISER. . . . . . . . . . . . . . . . . . . . . . .126


                         GENERAL IDENTIFICATION OF PROPERTY


The subject property, known as The Hearthstone of Round Rock, is located at 401 Oakwood Boulevard, Round Rock, Texas. The subject site and improvements are described further in subsequent sections of this report. The subject of this analysis includes all real, personal and business property necessary to operate as a Nursing Home.


                              PROPERTY RIGHTS APPRAISED


The appraiser, in completing this appraisal assignment, considered the subject property to include all of those rights that may be lawfully owned and are legally referred to as being held in "fee simple".

                           DEFINITION OF FEE SIMPLE ESTATE

     Absolute ownership unencumbered by any other interest or estate; subject only to the limitations of eminent domain, escheat, police power, and taxation. (THE DICTIONARY OF REAL ESTATE APPRAISAL, American Institute of Real Estate Appraisers, Third Printing, October, 1987)

                                 SCOPE OF APPRAISAL

In conducting this appraisal, our staff

     -    Inspected the subject property.

     - Developed and analyzed significant data from primary and secondary sources, confirming that data where possible.

     - Analyzed sales, income and expense data and projected a reasonable cash flow for the subject.

     - Completed Income Capitalization, Cost and Sales Comparison Approaches To Value and reached a Final Market Value conclusion as reported herein.

This appraisal constitutes a Complete Appraisal and this report is a Self-Contained Appraisal Report as defined by USPAP.

                                 [TEXAS STATE MAP]

                                [ROUND ROCK CITY MAP]

                                 HISTORY OF PROPERTY

To the best of the appraiser's knowledge, the complete subject property (land, building, equipment and business) has not been sold, listed or placed under contract within the past three years.

                             THE PURPOSE OF THE APPRAISAL

The purpose of the Complete Appraisal contained in this Self-Contained Appraisal Report is to estimate the Market Value of The Hearthstone of Round Rock. This report is intended for the internal use of the property owner.


                              DEFINITION OF MARKET VALUE


     The most probable price which a property should bring in a competitive and open market under all conditions requisite to a fair sale, the buyer and seller each acting prudently and knowledgeably, and assuming the price is not affected by undue stimulus. Implicit in this definition is the consummation of a sale as of a specified date and the passing of title from seller to buyer under conditions whereby:


     (1)  Buyer and seller are typically motivated.

     (2) Both parties are well informed or well advised, and acting in what they consider their own best interests.

     (3)  A reasonable time is allowed for exposure in the open market.

     (4) Payment is made in terms of cash in U. S. dollars or in terms of financial arrangements comparable thereto.

     (5) The price represents the normal consideration for the property sold unaffected by special or creative financing or sales concessions granted by anyone associated with the sale. *

                          DEFINITION OF GOING CONCERN VALUE


As most properties of subject's type are usually owned, operated, and sold as one entity including the real estate, personal property, and business, in this report Market Value is considered to be synonymous with the Going Concern Value, which includes any intangible enhancement attributable to the operation of the property. The physical real estate assets are such integral parts of the business that the market values for the land and building or the business aspects are difficult, if not impossible, to segregate from the total value of the property.

                                      COMPETENCY


The Office of the Comptroller of the Currency has issued the following Final Rule, which requires lenders to evaluate appraiser competency for each specific appraisal assignment:


     "Not all appraisers are competent to perform every type of appraisal that will be needed in connection with federally related transactions. For instance, an appraiser who is experienced in appraising shopping centers may not possess sufficient expertise to appraise a golf course. A financial institution should look beyond an individual's title to determine if he or she has the experience and training needed to perform the appraisal. This provision is not intended to prohibit, in every circumstance, an individual from appraising a type of property with which he or she is not familiar. However in such instances, an appraiser may perform the appraisal only in accordance with the Competency Provision in the USPAP. "


HealthCare Property Appraisers of America, Inc. is a national appraisal firm limiting its appraisal practice to Health Care and Senior Housing properties. HealthCare Property Appraisers of America, Inc. has prepared over 3,000 appraisal reports in 42 states on a wide variety of health care-oriented facilities and housing for the elderly. Property types encompass the complete continuum of health care facilities including:


     -    General and Acute Care Hospitals
     -    Psychiatric Hospitals
     -    Substance Abuse Facilities
     -    Skilled Nursing Homes
     -    Assisted Living Homes
     -    Rest Homes, Personal Care, and Homes for the Aged
     -    Facilities for the Developmentally Disabled
     -    Independent Living Apartments for Retirees
     -    Continuing Care Retirement Communities


Our office maintains a constant dialogue with public health departments, medicaid reimbursement officials and healthcare licensing agencies in all 50 states. We constantly update our data bank in accordance with changes within the various state health care programs.

HealthCare Property Appraisers of America, Inc. maintains an in-house database which currently contains in excess of 1,300 sales of health care-related and senior housing properties.

SOURCE OF DEFINITIONS

     - TITLE XI, FINANCIAL INSTITUTIONS REFORM, RECOVERY, AND ENFORCEMENT ACT OF 1989 (FIRREA), [Pub. L. No. 101-73, 103 Stat. 183 (1989)], 12
          U.S.C. 3310, 3331-3351, and section 5(b) of the Bank Holding Company Act, 12 U.S.C. 1844(b); Part 225, Subpart G: Appraisals Paragraph 225.62(f).
     -    UNIFORM STANDARDS OF PROFESSIONAL APPRAISAL PRACTICE, Page I-7.
     -    FEDERAL RESERVE SYSTEM, 12 CFR Parts 208 and 225, Sec. 225.62.
     -    OFFICE OF THE COMPTROLLER OF THE CURRENCY, 12 CFR part 34, Sec. 34.42.
     -    FDIC, 12 CFR Part 323, Sec. 323.2.
     -    OFFICE OF THRIFT SUPERVISION, 12 CFR Part 564, Sec. 564.2.
     -    NCUA, 12 CFR Part 722, Sec. 722.2.

                                 METHOD OF APPRAISAL


The Appraisal Profession generally recognizes three approaches to value:


1. COST APPROACH TO VALUE: The appraiser: (a) estimates the land value as though the site were vacant and available for development and (b) estimates the cost to replace subject's improvements (at their same stage of depreciation). The depreciated Replacement Cost is usually based upon consultation with local contractors and construction cost data services.

2. INCOME CAPITALIZATION APPROACH TO VALUE: The Appraiser compiles and analyzes market data to estimate subject property's economic rental and expenses. The net income thus derived is capitalized into a value estimate. This indicates the property's value to an investor receiving this income stream and develops the present value of perceived future benefits and property reversion.

3. SALES COMPARISON APPROACH TO VALUE (also known as the Comparative Approach or Market Data Method): The Appraiser researches sales of Nursing Homes in this market area and develops units of comparison which are adjusted and applied to the subject property.

                                                               REGIONAL ANALYSIS
--------------------------------------------------------------------------------

                                  REGIONAL ANALYSIS


                                       OVERVIEW


The subject property is located in the city of Round Rock, Williamson County, Texas. Located in the central region of the state, the site is approximately fifteen miles north of Austin, Texas, and 180 miles south of Dallas, Texas. The only other town in Williamson County comparable to Round Rock in size is Georgetown, the county seat.


Williamson County rests in the northern section of the Austin-San Marcos, Texas Metropolitan Statistical Area (hereafter referred to as the Austin MSA), which is composed of the following counties: Bastrop, Caldwell, Hays, Travis and Williamson.


                                 TERRAIN AND CLIMATE


The Williamson County area is primarily rolling, typical of central Texas. The Colorado River, running through Austin, crosses the Balcones escarpment, which separates the Texas hill country from the blackland prairies of East Texas. Elevations in the area can range from 400 to 900 feet above sea level. A subtropical climate, prevailing winds are southerly but occasionally strong northers may bring cold spells lasting only a few days. Precipitation is well distributed with two annual peaks in the spring and fall, averaging 32 inches annually and snowfall is inconsequential. Temperatures averaging a low temperature of 39 degrees in January and a high of 95 degrees in July and August, producing a freeze-free season of 270 days, encourage growth in the area.

                             POPULATION AND DEMOGRAPHICS

------------------------------------------------------------------
------------------------------------------------------------------
                              CHANGE            PROJECTED CHANGE
                            1990-1996              1996-2001
                         -----------------------------------------
UNITED STATES                  6.5%                   4.9%
STATE                         11.5%                   8.5%
MSA                           19.8%                  13.8%
------------------------------------------------------------------
------------------------------------------------------------------

The area enjoys a broadly diversified economic base, including computers, electronics, metal fabrication, lighting products and health care products industries, which contribute to the growth of the area. According to Claritas, Inc., a demographics survey firm, the estimated 1996 population of the United States has increased 6.5% since 1990, and an additional 4.9% increase can be expected by 2001.

According to the. 1990 Census, Texas's population totaled 16,986,510 residents. Claritas estimates the current population at 18,942,934,representing an increase of 11.5%. By 2001, the population is projected to reach 20,555,216 residents, an increase of 8.5%.

The 1990 Census indicates Austin-San Marcos MSA's population totaled 846,227 residents. Claritas estimates the current population at 1,013,839, representing an increase of 19.8%. By 2001, the population is projected to reach 1,154,252 residents, an increase of 13.8%.

                        DEMOGRAPHICS OF THE ELDERLY POPULATION

                      PERCENTAGE OF CHANGE - ELDERLY POPULATION

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
                       1990-1996                          1996-2001
                       ---------                          ---------
             75-79       80-84     85 & Over    75-79       80-84     85 & Over
             -----       -----     ---------    -----       -----     ---------

 U. S.       14.4%       21.0%       32.9%      11.3%       12.4%       19.0%
 STATE       17.9%       23.5%       38.5%      18.3%       11.5%       21.9%
 MSA         27.0%       33.1%       46.9%      26.0%       21.2%       27.3%
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------


The market segments of primary interest in this demographics study are the age groups: (a) 75 to 79, (b) 80 to 84, and (c) 85 and over. Between 1990 and 1996, the estimated increase nationally in the 75 to 79 year old age bracket was 14.4%. In the 80 to 84 age group the change was 21.0% and the change in the 85 and over age group was 32.9%. By 200 1, the 75 to 79 age group is projected to increase by an additional 11.3%, the 80 to 84 group by 12.4% and the age group 85 and over by 19.0%.

In the state of Texas, the 75 to 79 age group is currently estimated at 392,973 which is an increase of 17.9% since the last census. The age group 80 to 84 has shown an increase of 23.5% in that same time period and the 85 and over age group has shown an increase of 38.5%. It is estimated that by 2001, there will be 11.7, 7.8 and 7.2 residents in these age groups or a change of 18.3%, 11.5%, and 21.9% respectively.

In the Austin-San Marcos MSA, the 75 to 79 age group is currently estimated at 16,058 which is an increase of 27.0% since the last census. The age group 80 to 84 has shown an increase of 33.1 % in the time period between 1990 and 1996 and the 85 and over age group has shown an increase of 46.9%. It is estimated that by 2001, there will be 10.8, 7.2 and 7.0 residents in these age groups or a change of 26.0%, 21.2%, and 27.3% respectively.


                          MEDIAN HOUSEHOLD INCOME - AGES 75+
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
                       1990-1996                          1996-2001
                       ---------                          ---------
             75-79       80-84     85 & Over    75-79       80-84     85 & Over
            -------     -------    ---------   -------     -------    ---------
 U. S.      +$3,462     +$3,355     +$3,233    +$3,344     +$3,359     +$3,357
 STATE      +$3,752     +$3,675     +$3,446    +$3,790     +$3,785     +$3,813
 MSA        +$7,050     +$6,741     +$6,107    +$6,168     +$6,124     +$5,672
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

Nationally, the 75 to 79 age group median household income increased $3,462 between 1990 and 1996 and is projected to increase an additional $3,344 by 2001. The 80 to 84 age group showed an increase nationally in median household income of $3,355 between 1990 and 1996 and is projected to increase an additional $3,359 by 2001. The age group 85 and over showed an increase between 1990 and 1996 of $3,233 and is projected increase an additional $3,357 by 2001.

In the state of Texas, the median household income for the 75-79 age group increased $3,752 between 1990 and 1996, and is projected to reach $20,326 or increase an additional $3,790 by 2001. The median household income for the 80 to 84 age group during the time period 1990 to 1996 increased $3,675 and is expected to reach $19,925 or increase an additional $3,785 by 2001. The age group 85 and over showed an increase of $3,446 between 1990 and current estimates and is projected to reach $19,392 or increase an additional $3,813 by 2001.

In the Austin-San Marcos MSA, median household income for the 75-79 age group increased $7,050 between 1990 and 1996, and is projected to reach $29,670 or increase an additional $6,168 by 200 1. The median household income for the 80 to 84 age group during the 1990-1996 time period increased $6,741 and is expected to reach $28,436 or increase an additional $6.124 by 2001. The age group 85 and over showed an increase of $6,107 between 1990 and current estimates and is projected to reach $26,434 or an additional increase of $5,672 by 2001.

                     ELDERLY HOUSEHOLDS WITH INCOME $35,000+
              (AS A % OF TOTAL HOUSEHOLD INCOME FOR 55+ POPULATION)

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
                                                1996                2001
                            1990              ESTIMATED           PROJECTED
                         -------------------------------------------------------
 UNITED STATES              42.4%               52.0%               58.3%
 STATE                      38.0%               50.0%               42.2%
 MSA                        39.5%               53.3%               62.5%
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

One of the best indicators of the ability of the subject's residents to be self supporting (rather than government funded) is their level of affluence. The appraiser compared the subject's potential local market with that of Texas and the USA as a whole. The comparison was based upon the percentage of population aged 55 + with an annual household income exceeding $35,000.


                            GOVERNMENT AND SERVICES


The Williamson County area consists of communities. The subject property falls within the jurisdiction of Round Rock which has a mayor/council form of government. Police protection is provided by the Round Rock Police Department with approximately 72 officers. Fire protection is provided by the Round Rock Fire Department with full-time personnel and 30 volunteers. Emergency care is coordinated with Williamson County and facilities in Austin.


                                  UTILITIES


Water and sewer service are provided by the City of Round Rock. Electricity is supplied by Texas Utilities Electric Company, gas service is provided by Lone Star Gas Company, and telephone service by Southwestern Bell.

                                  EDUCATION


The Round Rock Independent School District has 31 public schools and an enrollment of 26,000. There is one private/parochial school. Vocational-Technical institutions in the area include Austin Community College, 15 miles south in Austin and Temple Community College in the neighboring county to the north. Among the area's facilities for higher education are University of Texas at Austin, Southwest Texas State University in San Marcos, 90 miles south and several private institutions including St. Edward's University and Southwestern University.

                                TRANSPORTATION


The area's principal highways include Interstate 35 (N-S) and State Highway 79
(East). Currently, there are no roads under expansion or renovation. It is anticipated that State Highway 35N, from County Road 3406 north for 20 miles, will be expanded in the near future. Work is tentatively scheduled for completion in about 18 months.


Airports are located throughout the area with the major commercial airport being Robert Mueller Airport, 15 miles south in Austin, with 100 daily flights. Airlines serving that airport include America West, American, Continental, Northwest, Southwest, TWA and U.S. Air.

Passenger rail service is provided by AMTRAK and freight rail service by Union Pacific and Georgetown railroads. Trucking companies serving the area include over 30 carriers.


                                  HEALTHCARE


There is one hospital, Columbia Medical Center of Round Rock with a total of 75 beds and two adjacent medical offices, serving the southern Williamson County area. Medical assistance is provided by three clinics, providing services for all age groups from family practice and minor emergencies to diagnosis and treatment for routine and various medical problems. Round Rock has 21 dentists in the city. The county has nine nursing homes with a total of 1,208 beds.

Round Rock has two nursing homes, Trinity Lutheran Home (157) and Hearthstone at Round Rock (120).


                                    ECONOMY


Financial institutions in the area include NorWest Bank, lst State, Boatmen's Bank, lst Texas Bank of Round Rock. According to the 1995 SURVEY OF BUYING POWER, by Sales & Marketing Management, the per household retail sales for the Austin-San Marcos MSA, ranking 115th in the nation, was $25,180 (compared to the national average of $23,209). The median household effective buying income, ranking 123rd in the nation, was $36,972 ($37,070). Household expenditures for health care ranked 55th in the nation with $7.2 million. Figures for Williamson County were $19,172 and $44,005 respectively.


According to the PLACES RATED ALMANAC the Austin-San Marcos MSA ranks 39th of the nation's 343 MSAs in the area of employment opportunity. The area is projected to show a growth of 8.15% in new jobs, with of 32,001 white collar and 10,301 blue collar positions expected. Distribution by sector and percentage of employees is as follows:


Sector                                  Percentage
------                                  ----------
Services                                     37.4%
Manufacturing                                13.1%
Wholesale/Retail Trade                       19.5%
Construction                                  5.7%
Transportation/Communications/Utilities       5.5%
Finance/Insurance/Real Estate                 7.6%
Government                                    9.0%
Agriculture/Forestry/Fishing                  1.8%
Mining                                        0.4%


The area's major employers are:


Company Name                              #Employees         Product/Service
------------                              ----------        -----------------
Dell Computers                               4800               Telemarketing
Abbott Laboratories                          1600       Intravenous Solutions
Texas Instruments                            1400         Computer Components
State Farm Insurance                         1000                   Insurance
Radian                                       920       Environmental Services
Intermedics Orthopedics                      700      Prosthesis Manufacturer
Wayne Division-Dresser Ind.                  600     Electronic Pump Controls
Cypress Semiconductor                        520               Semiconductors
Sysco Food Services                          400             Food Distributor
Columbia Medical Center                      350                  Health Care


                      UNITED STATES/STATE/MSA HOUSEHOLD INCOME
                              (GENERAL POPULATION)

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------
                                       % OF CHANGE
                           -----------------------------------
                             1990-1996             1996-2001
                           -----------------------------------
 UNITED STATES                 21.7%                 15.4%
 STATE                         29.1%                 19.9%
 MSA                           33.9%                 24.6%
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

An important indicator of economic health is growth in Median Household Income. The national increase in Median Household Income between 1990 and 1996 was 21.7%. Claritas projects the National Median Household Income will reach $42,259 (i.e. increase by 15.4%)by 2001.

Median Household Income for Texas in 1996 is estimated at $34,943, or an increase of 29.1% since 1989. It is projected that by 2001 the Median Household Income will reach $41,899, or increase by 19.9%.


Median Household Income for the Austin-San Marcos MSA in 1996 has increased to $37,536, or 33.9%, since 1989. It is projected that by 2001 the Median Household Income will reach $46,786, or increase 24.6 %.


                            NUMBER OF HOUSING UNITS

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------
                                       % OF CHANGE
                           -----------------------------------
                             1990-1996             1996-2001
                           -----------------------------------
 UNITED STATES                 7.6%                  5.5%
 STATE                         8.5%                  8.8%
 MSA                          17.9%                 14.8%
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

Growth in the number of housing units in a specified area is another good indication of economic health. Housing units increased 7.6% nationally between 1990 and 1996. By 2001, it is projected that total housing units nationally will have increased by an additional 5.5 %.

The number of housing units in Texas is currently estimated at 7,604,503,which is an increase of 8.5% since the 1990 Census. It is estimated that by 2001, this figure will reach 8,272,049,or increase by 8.8%.

The number of housing units in the Austin-San Marcos MSA is currently estimated at 436,633, which is an increase of 17.9% since the 1990 Census. It is estimated that by 2001, this figure will reach 501,348, or increase by 14.8%.

METROPOLITAN STATISTICAL AREA (MSA) DATA


The economy of Round Rock and Williamson County are strongly effected by the Austin-San Marcos, Texas Metropolitan Statistical Area.


The appraiser considered the cost of living in Round Rock, as this factor affects The Hearthstone of Round Rock in two ways: (a) the likelihood of retirees remaining in the area or being attracted to it and (b) payroll costs. The PLACES RATED ALMANAC Cost of Living Index ranks the subject MSA 206th of the 343 MSAs nationwide (with the first place MSA having the lowest cost of living). Ranked against the national average of 100, the Austin-San Marcos MSA indexes are:


     Housing:
          Median Price:                                   96
          Utilities:                                      80
          Property Taxes:                                191

     Miscellaneous Living Cost Indexes:
          College Tuition:                                54
          Food:                                          101
          Health Care:                                   104
          Transportation:                                104


The PLACES RATED ALMANAC rates and ranks 343 metropolitan areas on ten factors that greatly influence the quality of an area: costs of living, job outlook, housing, transportation, education, health care, crime, the arts, recreation, and climate. The Austin-San Marcos MSA is ranked as follows:


          Costs of Living                                206
          Job Outlook                                     39
          Housing                                        227
          Transportation                                 123
          Education                                       22
          Health Care                                    268
          Crime                                          260
          The Arts                                        95
          Recreation                                     141
          Climate                                        285


Based on these factors, the Austin-San Marcos MSA had an overall rank of 152nd of the 343 Metropolitan Statistical Areas.


                 TRENDS, FUTURE OUTLOOK, CONCLUSIONS


Williamson County is one of the fastest growing areas in the country. Its proximity to Austin affords the residents many economical and cultural advantages with the ability to maintain the advantages of a smaller city. Manufacturing in the Round Rock area has grown 900% since the 1970s.


Demographics indicators show the Austin-San Marcos MSA has doubled its population over the last five years and may double it again by the year 2001. The elderly population is growing well above state and national rates and housing is expected to double again over the next 5-year period. Incomes for the area are also increasing faster than the national average, possibly due to the positive economic development incentives and growth in industry in the area.


The growing economy anticipated from demographic indicators, the pleasant climate and the advantages afforded to the Round Rock area from proximity to Austin, combine to make a very positive climate for the Round Rock area. With the growth in the elderly population and their incomes to be above state and national averages, indications are that the Williamson County area would be a positive climate for the senior service industry.


*All population and household income figures were taken from the most recent U.S. Census (if actual numbers) or were provided to the appraiser by Claritas, Inc. (if projected numbers) or by the local Chamber of Commerce.

(MSA 640) Austin et al, TX                                      (Weight: 100.0%)
                                Household Trend Report


                               1980           1990            % Chg         1996          % Chg           2001           % Chg
 Universe                     Census         Census           80-90        (Est.)         90-96         (Proj.)          96-01
------------------           ----------    -----------      ---------    ----------     ---------     ---------        --------
 Population...........         585051         846227           44.6        1013839          19.8        1154252           13.8
 Households...........         212026         325995           53.8         397587          22.0         456641           14.9
 Families.............         140695         203994           45.0         246643          20.9         281008           13.9
 Housing Units. ......         236652         370310           56.5         436633          17.9         501348           14.8
 Grp Qrt. Pop ........          28575          30720            7.5          29909          -2.6          30066            0.5
 Household Size.......           2.62           2.50           -4.7           2.47          -1.1           2.46           -0.5

                                1979           1989          % Chg           1996         % Chg           2001           % Chg
 Income                       (Census)       (Census)         79-89         (Est.)         89-96         (Proj.)          96-01
------------------           ------------   -----------      ---------    ----------     ---------     ---------        --------
 Aggregate($MM).......           4183          11986          186.6          20234          68.8          30325           49.9
 Per Capita...........           7150          14165           98.1          19958          40.9          26273           31.6
 Avg. Household ......          19431          36217           86.4          49426          36.5          63418           28.3
 Median Hhold.........          15691          28037           78.7          37536          33.9          46786           24.6
 Avg. Family HH ......          23213          44340           91.0          60617          36.7          77422           27.7
 Med. Family HH ......          20072          36194           80.3          48236          33.3          59191           22.7

 Avg. HH Wealth ......                                                      113864                       136673           20.0
 Med. HH Wealth ......                                                       33510                        42835           27.8


                                            ---------------------------------- Households --------------------------------------
Household Income                                 1990 Census                   1996 Estimate                     2001 Proj.
-----------------------------               -------------------               ----------------               ----------------
 Total                                        325995                           397587                         456641
     Less than     $5,000.......               25540      7.8%                  19144    4.8%                  15242    3.3%
   $5,000  to      $9,999.......               28087      8.6%                  28341    7.1%                  26775    5.9%
  $10,000  to     $14,999.......               31085      9.5%                  25715    6.5%                  24817    5.4%
  $15,000  to     $19,999.......               31100      9.5%                  28374    7.1%                  23342    5.1%
  $20,000  to     $24,999.......               30258      9.3%                  30191    7.6%                  27766    6.1%
  $25,000  to     $29,999.......               25852      7.9%                  27628    6.9%                  26581    5.8%
  $30,000  to     $34,999.......               25625      7.9%                  26441    6.7%                  26711    5.8%
  $35,000  to     $39,999.......               21427      6.6%                  22761    5.7%                  23810    5.2%
  $40,000  to     $44,999.......               19059      5.8%                  24253    6.1%                  24537    5.4%
  $45,000  to     $49,999.......               15447      4.7%                  20247    5.1%                  21497    4.7%
  $50,000  to     $59,999.......               23788      7.3%                  38124    9.6%                  43039    9.4%
  $60,000  to     $74,999.......               21306      6.5%                  38851    9.8%                  51660   11.3%
  $75,000  to     $99,999.......               15125      4.6%                  35576    8.9%                  57537   12.6%
 $100,000  to    $124,999.......                5796      1.8%                  15167    3.8%                  29713    6.5%
 $125,000  to    $149,999.......                2116      0.6%                   7804    2.0%                  14431    3.2%
 $150,000  to    $249,999.......                2794      0.9%                   5945    1.5%                  13772    3.0%
 $250,000  to    $499,999.......                1150      0.4%                   2102    0.5%                   3830    0.8%
 $500,000  or    More ..........                 440      0.1%                    923    0.2%                   1581    0.3%
------------------------------------------------------------------------------------------------------------------------------
-------------------------------------------------------------------------------------------------------------------------------

    NOTE: When the median household wealth for an area is less than $25,000 it will be listed on this report as $24,999.

    Data on income are expressed in "current" dollars for each year.
       Decennial Census data reflects prior year income.
    1996 estimates and 2001 projections produced by Claritas Inc.
       Copyright 1996 Claritas Inc. Arlington, VA

(MSA 640) Austin et al, TX
                                                               (Weight: 100.0%)
                          Senior Life Report                      (Page 1 of 7)


                                    ------------- Population Age 55 Years and Over -------------
Population by Age and Sex                1990              1999 Estimate           2001 Proj.
-------------------------           ----------------   --------------------    -----------------
Population Age 55+ .........         116685   100.0%     149429    100.0%      188016     100.0%
  55 to 59..................          26744    22.9%      35456     23.7%       50552      26.9%
  60 to 64..................          23887    20.5%      28909     19.3%       36633      19.5%
  65 to 69..................          21917    18.8%      25436     17.0%       29267      15.6%
  70 to 74..................          16042    13.7%      22034     14.7%       24595      13.1%
  75 to 79..................          12644    10.8%      16058     10.7%       20237      10.8%
  80 to 84..................           8388     7.2%      11164      7.5%       13527         2%
  85 + .....................           7063      6.%      10372      6.9%       13205       7.0%

Males Age 55+...............          50790    43.5%      65686     44.0%       83773      44.6%
  55 to 59..................          13153    11.3%      17314     11.6%       24801      13.2%
  60 to 64..................          10973     9.4%      13853      9.3%       17596       9.4%
  65 to 69..................           9979     8.6%      11696      7.8%       13729       7.3%
  70 to 74..................           6970     6.0%       9456      6.3%       10873       5.8%
  75 to 79..................           4913     4.2%       6562      4.4%        8068       4.3%
  80 to 84..................           2879     2.5%       3940      2.6%        4995       2.7%
  85 + .....................           1923     1.6%       2865      1.9%        3711       2.0%

Female Age 55 +.............          65895    56.5%      83743     56.0%      104243      55.4%
  55 to 59..................          13591    11.6%      18142     12.1%       25751      13.7%
  60 to 64..................          12914    11.1%      15056     10.1%       19037      10.1%
  65 to 69..................          11938    10.2%      13740      9.2%       15538       8.3%
  70 to 74..................           9072     7.8%      12578      8.4%       13722       7.3%
  75 to 79..................           7731     6.6%       9496      6.4%       12169       6.5%
  80 to 84..................           5509     4.7%       7224      4.8%        8532       4.5%
  85 + .....................           5140     4.4%       7507      5.0%        9494       5.0%


                                    ------------------------- Population -------------------------
Population by Age & Race                    1990              1996 Estimate           2001 Proj.
------------------------            --------------------  -------------------  --------------------
Total Population                      846227    100.0%     1013839    100.0%     1154252    100.0%
  White Population                    741049     87.6%      880232     86.8%      995220     86.2%
    Age 65 and Over                    59646      7.0%       77163      7.6%       91146      7.9%
  Black Population                     81950      9.7%      100910     10.0%      117440     10.2%
    Age 65 and Over                     5889      0.7%        6826      0.7%        8057      0.7%
  ASI an Population                    19734      2.3%       28660      2.8%       37074      3.2%
    Age 65 and Over                      404      0.0%         791      0.1%        1289      0.1%
  Am. Indian Population.                3494      0.4%        4037      0.4%        4518      0.4%
    Age 65 and Over                      115      0.0%         284      0.0%         339      0.0%
Hispanic Population                   176827     20.9%      254489     25.1%      333904     28.9%
    Age 65 and Over                     7090      0.8%       11233      1.1%       16664      1.4%
----------------------------------------------------------------------------------------------------
----------------------------------------------------------------------------------------------------

       1996 estimates and 2001 projections produced by Claritas Inc.
                Copyright 1996    Claritas Inc.    Arlington, VA

(MSA 640) Austin et al, TX                                      (Weight: 100.0%)
                               Senior Life Report               (Page 2 of 7)


Household Income by                   ------------ Households with Householder Age 55 and Over --------------
Age of Householder                           1990                   1996 Estimate               2001 Proj.
-------------------------             ------------------       --------------------       ------------------
Householder Age 55 to 64.              29965     100.0%          33996     100.0%           42996     100.0%
       Under $5,000......               1985       6.6%           1208       3.6%            1038       2.4%
      $5,000-$9,999......               2159       7.2%           1752       5.2%            1788       4.2%
    $10,000-$14,999......               2281       7.6%           1620       4.8%            1729       4.0%
    $15,000-$24,999......               4945      16.5%           4069      12.0%            3834       8.9%
    $25,000-$34,999......               4520      15.1%           4175      12.3%            4315      10.0%
    $35,000-$49,999......               5376      17.9%           5707      16.8%            6301      14.7%
    $50,000-$74,999......               4747      15.8%           7152      21.0%            9324      21.7%
    $75,000-$99,999......               2156       7.2%           4153      12.2%            6271      14.6%
  $100,000-$149,999......               1134       3.8%           2952       8.7%                      13.3%
  $150,000-$249,999......                429       1.4%            810       2.4%            1924       4.5%
  $250,000-$499,999......                176       0.6%            280       0.8%             551       1.3%
  $500,000 or More ......                 57       0.2%            118       0.3%             212       0.5%
Median Income ...........              32992                     45970                      56684

Householder Age 65 to 69.              13372     100.0%          15501     100.0%           15922      100.0%
       Under $5,000......                974       7.3%            663       4.3%             487        3.1%
      $5,000-$9,999......               1690      12.6%           1450      9. 4%            1168        7.3%
    $10,000-$14,999......               1441      10.8%           1165       7.5%            1068        6.7%
    $15,000-$24,999......               2593      19.4%           2399      15.5%            1935       12.2%
    $25,000-$34,999......               1942      14.5%           2016      13.0%            1865       11.7%
    $35,000-$49,999......               1991      14.9%           2400      15.5%            2286       14.4%
    $50,000-$74,999......               1610      12.0%           2691      17.4%            3005       18.9%
    $75,000-$99,999......                590       4.4%           1353       8.7%            1857       11.7%
  $100,000-$149,999......                337       2.5%            959       6.2%            1539        9.7%
  $150,000-$249,999......                124       0.9%            254       1.6%             497        3.1%
  $250,000-$499,999......                 56       0.4%            105       0.7%             145        0.9%
  $500,000 or More ......                 24       0.2%             46       0.3%              70        0.4%
Median Income ...........              24954                     35359                      44436

Householder Age 70 to 74.              10920     100.0%          13259     100.0%           14186      100.0%
       Under $5,000......                831       7.6%            607       4.6%             456        3.2%
      $5,000-$9,999......               1465      13.4%           1348      10.2%            1125        7.9%
    $10,000-$14,999......               1173      10.7%           1006       7.6%             954        6.7%
    $15,000-$24,999......               2172      19.9%           2109      15.9%            1799       12.7%
    $25,000-$34,999......               1569      14.4%           1723      13.0%            1698       12.0%
    $35,000-$49,999......               1991      14.6%           2008      15.1%            2051       14.5%
    $50,000-$74,999......               1281      11.7%           2289      17.3%            2661       18.8%
    $75,000-$99,999......                436       4.0%           1101       8.3%            1586       11.2%
  $100,000-$149,999......                254       2.3%            751       5.7%            1271        9.0%
  $150,000-$249,999......                 92       0.8%            204       1.5%             412        2.9%
  $250,000-$499,999......                 38       0.3%             81       0.6%             124        0.9%
  $500,000 or More ......                 13       0.1%             32       0.2%              49        0.3%
Median Income ...........              24167                     34051                      42760
--------------------------------------------------------------------------------------------------------------
--------------------------------------------------------------------------------------------------------------

         1996 estimates and 2001 projections produced by Claritas Inc.
              Copyright 1996      Claritas Inc.     Arlington, VA

(MSA 640) Austin et al, TX                                      (Weight: 100.0%)
                             Senior Life Report                 (Page 2 of 7)


Household Income by                   ------------ Households with Householder Age 55 and Over --------------
Age of Householder                           1990                   1996 Estimate               2001 Proj.
-------------------------             ------------------       --------------------       ------------------
Householder Age 75 to 79...             8214      100.0%          11326     100.0%          14148     100.0%
       Under $5,000........             1049       12.8%            952       3.6%            842       2.4%
      $5,000-$9,999........             1699       20.7%           1939       5.2%           1938       4.2%
    $10,000-$14,999........             1140       13.9%           1206       4.8%           1502       4.0%
    $15,000-$24,999........             1508       18.4%           1842      12.0%           2043       8.9%
    $25,000-$34,999........              918       11.2%           1279      12.3%           1604      10.0%
    $35,000-$49,999........              865       10.5%           1381      16.8%           1718      14.7%
    $50,000-$74,999........              607        7.4%           1381      21.0%           1992      21.7%
    $75,000-$99,999........              194        2.4%            596      12.2%           1091      14.6%
  $100,000-$149,999........              147        1.8%            524       8.7%            915      13.3%
  $150,000-$249,999........               48        0.6%            128       2.4%            343       4.5%
  $250,000-$499,999........               22        0.3%             55       0.8%             91       1.3%
  $500,000  or More........               17        0.2%             43       0.3%             69       0.5%
Median Income..............            16452                      23502                     29670

Householder Age 80 to 84...             5502      100.0%           8121     100.0%           9929     100.0%
       Under $5,000........              717       13.0%            694       8.5%            609       6.1%
      $5,000-$9,999........             1223       22.2%           1497      18.4%           1455      14.7%
    $10,000-$14,999........              753       13.7%            889      10.9%           1083      10.9%
    $15,000-$24,999........             1016       18.5%           1341      16.5%           1431      14.4%
    $25,000-$34,999........              600       10.9%            904      11.1%           1125      11.3%
    $35,000-$49,999........              546        9.9%            937      11.5%           1175      11.8%
    $50,000-$74,999........              381        6.9%            951      11.7%           1367      13.8%
    $75,000-$99,999........              133        2.4%            437       5.4%            767       7.7%
  $100,000-$149,999........               83        1.5%            339       4.2%            612       6.2%
  $150,000-$249,999........               31        0.6%             83       1.0%            210       2.1%
  $250,000-$499,999........               12        0.2%             35       0.3%             61       0.6%
  $500,000  or More........                7        0.1%             14       0.2%             34       0.3%
Median Income..............            15571                      22312                     28436

Householder Age 85+........             3794      100.0%           5645     100.0%            7563    100.0%
       Under $5,000........              532       14.0%            525       9.3%             502      6.6%
      $5,000-$9,999........              866       22.8%           1092      19.3%            1165     15.4%
    $10,000-$14,999........              536       14.1%            646      11.4%             858     11.3%
    $15,000-$24,999........              707       18.6%            971      17.2%            1127     14.9%
    $25,000-$34,999........              407       10.7%            629      11.1%             903     11.9%
    $35,000-$49,999........              351        9.3%            627      11.1%             894     11.8%
    $50,000-$74,999........              225        5.9%            602      10.7%             965     12.8%
    $75,000-$99,999........               90        2.4%            262       4.6%             515      6.8%
  $100,000-$149,999........               53        1.4%            206       3.6%             414      5.5%
  $150,000-$249,999........               14        0.4%             52       0.9%             156      2.1%
  $250,000-$499,999........                6        0.2%             13       0.2%              35      0.5%
  $500,000  or More........                7        0.2%             20       0.4%              29      0.4%
Median Income .............            14655                      20762                      26434
--------------------------------------------------------------------------------------------------------------------------
--------------------------------------------------------------------------------------------------------------------------

             1996 estimates and 2001 projections produced by Claritas Inc.
                Copyright 1996        Claritas Inc.       Arlington, VA

(MSA 640) Austin et al, TX                                     (Weight: 100.0%)
                             Senior Life Report                (Page 4 of 7)


                                    ---------------------------- Total Households --------------------------
Household Income                           1990 Census            1996 Estimate                2001 Proj.
----------------------              -----------------------    ---------------------    --------------------
Total ..................              325995        100.0%      397587      100.0%       456641      100.0%
     Under $5,000 ......               25540          7.8%       19144        4.8%        15242        3.3%
     $5,000 to  $9,999..               28087          8.6%       28341        7.1%        26775        5.9%
    $10,000 to $14,999..               31085          9.5%       25715        6.5%        24817        5.4%
    $15,000 to $24,999..               61358         18.8%       58565       14.7%        51108       11.2%
    $25,000 to $34,999..               51477         15.8%       54069       13.6%        53292       11.7%
    $35,000 to $49,999..               55933         17.2%       67261       16.9%        69844       15.3%
    $50,000 to $74,999..               45094         13.8%       76975       19.4%        94699       20.7%
    $75,000 to $99,999..               15125          4.6%       35576        8.9%        57537       12.6%
  $100,000 to $124,999..                5796          1.8%       15167        3.8%        29713        6.5%
  $125,000 to $149,999..                2116          0.6%        7804        2.0%        14431        3.2%
  $150,000 to $249,999..                2794          0.9%        5945        1.5%        13772        3.0%
  $250,000 to $499,999..                1150          0.4%        2102        0.5%         3830        0.8%
  $500,000 or More .....                 440          0.1%         923        0.2%         1581        0.3%

Median Household Income.               28037                     37536                    46786


                                    --------------Total Specified Owner-Occupied Housing Units -------------
Housing Income                             1990 Census            1996 Estimate                2001 Proj.
----------------------              -----------------------    ---------------------    --------------------
Total Units.............              134389                      167033                  193552
     Less than $15,000..                2200         1.6%           1994       1.2%         1838       0.9%
    $15,000 to $19,999..                1294         1.0%            799       0.5%          653       0.3%
    $20,000 to $24,999..                1862         1.4%           1230       0.7%          819       0.4%
    $25,000 to $29,999..                2280         1.7%           1694       1.0%         1165       0.6%
    $30,000 to $34,999..                3261         2.4%           2098       1.3%         1565       0.8%
    $35,000 to $39,999..                4152         3.1%           2648       1.6%         1874       1.0%
    $40,000 to $44,999..                5457         4.1%           3390       2.0%         2314       1.2%
    $45,000 to $49,999..                6136         4.6%           4159       2.5%         2768       1.4%
    $50,000 to $59,999..               14904        11.1%          10838       6.5%         7372       3.8%
    $60,000 to $74,999..               26055        19.4%          21360      12.8%        15898       8.2%
    $75,000 to $99,999..               30502        22.7%          39558      23.7%        34973      18.1%
  $100,000 to $124,999..               12511         9.3%          30191      18.1%        36320      18.8%
  $125,000 to $149,999..                8170         6.1%          13910       8.3%        28810      14.9%
  $150,000 to $174,999..                5321         4.0%           9637       5.8%        14750       7.6%
  $175,000 to $199,999..                3225         2.4%           7021       4.2%        10580       5.5%
  $200,000 to $249,999..                3081         2.3%           7823       4.7%        13987       7.2%
  $250,000 to $299,999..                1550         1.2%           3207       1.9%         7342       3.8%
  $300,000 to $399,999..                1328         1.0%           2915       1.7%         5265       2.7%
  $400,000 to $499,999..                 478         0.4%           1204       0.7%         2492       1.3%
  $500,000 and over.....                 622         0.5%           1357       0.8%         2767       1.4%

  Median Housing Value .               74766                       96049                  117578
--------------------------------------------------------------------------------------------------------------
--------------------------------------------------------------------------------------------------------------

             1996 estimates and 2001 Projections produced by Claritas Inc.
                Copyright 1996       Claritas Inc.       Arlington, VA

(MSA 640) Austin et al, TX                                      (Weight: 100.0%)
                             Senior Life Report                 (Page 5 of 7)


Household                                             Household
Type and Relationship         Population 65+          Type and Relationship            Population 65+
---------------------        ----------------        ------------------------         -----------------
Total ..................      65478   100.0%
  In Family Households .      41809    63.9%          In Nonfamily Hhlds ...           19080      29.1%
    Householder.........      22823    34.9%            Male Householder ...            3778       5.8%
    Spouse .............      14600    22.3%              Living Alone .....            3565       5.4%
    0ther Relative......       4113     6.3%              Not Living Alone..             213       0.3%
    Nonrelative ........        273     0.4%            Female Householder..           14932      22.8%
                                                          Living Alone .....           14464      22.1%
  In Group Quarters.....       4589     7.0%              Not Living Alone..             468       0.7%
    Institutionalized...       4333     6.6%            Nonrelative.........             370       0.6%
    Other ..............        256     0.4%


                            ----------- Spec. Owner-Occ Units -----------
Monthly Owner Costs as a              by Age of Householder
Percent of 1989 HH Inc.        Total Units                 65 Yrs +
------------------------   -------------------      ---------------------
Total................       135951     100.0%         26437      100.0%
Less than 20% .......        64657      47.6%         17659       66.8%
20 - 24% ............        22808      16.8%          2316        8.8%
25 - 29% ............        16922      12.4%          1712        6.5%
30 - 34% ............        10278       7.6%          1021        3.9%
35% or More .........        20295      14.9%          3395       12.8%
Not computed ........          991       0.7%           334        1.3%


                            ----------- Spec. Owner-Occ Units -----------
Gross Rent as Percent                  by Age of Householder
of 1989 HH Income              Total Units                 65 Yrs +
------------------------   -------------------      ---------------------
Total.................      156652     100.0%          9645      100.0%
Less than 20% ........       44976      28.7%          1719       17.8%
20 - 24% .............       23616      15.1%          1169       12.1%
25 - 29% .............       17116      10.9%          1231       12.8%
30 - 34% .............       13512       8.6%          1072       11.1%
35% or More ..........       49601      31.7%          3686       38.2%
Not computed .........        7831       5.0%           768        8.0%


                           ------------ Occupied Housing Units -----------
Attribute                      Total Units                 65 Yrs +
------------------------   -------------------      ----------------------
Owner Occupied Units....    167084      51.3%         32715         76.9%
Renter Occupied Units...    158911      48.7%          9818         23.1%

Complete Plumbing Facil.    323879      99.4%         42081         98.9%
Lacking Plumbing Facil..      2116       0.6%           452          1.1%

With Telephone..........    302621      92.8%         40743         95.8%
No Telephone............     23374       7.2%          1790          4.2%

One or More Vehicles....    302643      92.8%         35247         82.9%
No Vehicles Available...     23352       7.2%          7286         17.1%

(MSA 640) Austin et al, TX
                                                                                                 (Weight: 100.0%)
                                                                  Senior Life Report             (Page 6 of 7)

Poverty Status by                ------------------- 1990 Households by Age of Householder --------------------
Household Type                         Total                    Age 65-74                       Age 75 +
---------------------            -----------------        ---------------------        ------------------------

Total......................      326124     100.0%         24105         100.0%          17428          100.0%
  Married Couple Family....      162873      49.9%         13250          55.0%           5799           33.3%
  Other Family.............       42252      13.0%          2143           8.9%           1631            9.4%
    Male Householder.......       10267       3.1%           395           1.6%            288            1.7%
    Female Householder.....       31985       9.8%          1748           7.3%           1343            7.7%
  Nonfamily................      120999      37.1%          8712          36.1%           9998           57.4%
    HHer Living Alone......       92434      28.3%          8228          34.1%           9801           56.2%
    HHer Not Living Alone..       28565       8.8%           484            2.0            197            1.1%

Above Poverty..............      275752      84.6%          21010         87.2%          13501           77.5%
  Married Couple Family....      151862      46.6%          12627         52.4%           5246           30.1%
  Other Family.............       31865       9.8%           1630          6.8%           1367            7.8%
    Male Householder.......        8450       2.6%            291          1.2%            235            1.3%
    Female Householder.....       23415       7.2%           1339          5.6%           1132            6.5%
  Nonfamily................       92025      28.2%           6753         28.0%           6888           39.5%
    HHer Living Alone......       73066      22.4%           6380         26.5%           6750           38.7%
    HHer Not Living Alone..       18959       5.8%            373          1.5%            138            0.8%

Below Poverty..............       50372      15.4%           3095         12.8%           3927           22.5%
  Married Couple Family....       11011       3.4%            623          2.6%            553            3.2%
  Other Family.............       10387       3.2%            513           2.1            264            1.5%
    Male Householder.......        1817       0.6%            104          0.4%             53            0.3%
    Female Householder.....        8570       2.6%            409          1.7%            211            1.2%
  Nonfamily................       28974       8.9%           1959          8.1%           3110           17.8%
    HHer Living Alone......       19368       5.9%           1848          7.7%           3051           17.5%
    HHer Not Living Alone..        9606       2.9%            111          0.5%             59            0.3%


-------------------------------------------------------------------------------
-------------------------------------------------------------------------------
      1996 estimates and 2001 projections produced by Claritas Inc.
               Copyright 1996 Claritas Inc. Arlington, VA


(MSA 640) Austin et al. TX
                                                                                                      (Weight: 100.0%)
                                             Senior Life Report                                       (Page 7 of 7)

                                                       Civilian Noninstitutionalized Persons Age 16+
Mobility and Disability                        Total                        Age 65+                         Age 75 +
-------------------------------      ------------------------        -------------------------       ----------------------

Persons........................       635562         100.0%            61145            100.0%        23863        100.0%
  With Mblty or Care Lmts......        31583           5.0%            12335             20.2%         7536         31.6%
   Mobility Limits Only.........        9366           1.5%             4823              7.9%         3115         13.1%
   Self Care Limits Only........       13490           2.1%             2645              4.3%         1194          5.0%
   Both Limits..................        8727           1.4%             4867              8.0%         3227         13.5%
 No Mblty or Care Limits........      603979          95.0%            48810             79.8%        16327         68.4%

With a Work Disability.........        54077           8.5%            19869             32.5%
  In Labor Force...............        18432           2.9              1260              2.1%
    Employed...................        15983           2.5%             1150              1.9%
    Unemployed.................         2449           0.4%              110              0.2%
  Not in Labor Force...........        35645           5.6%            18609             30.4%
    Prevented from Working.....        29269           4.6%            15918             26.0%
    Not Prevented from Wrk.....         6376           1.0%             2691              4.4%
No Work Disability.............       581485          91.5%            41276             67.5%
  In Labor Force...............       440815          69.4%             8107             13.3%
    Employed...................       416023          65.5%             7846             12.8%
    Unemployed.................        24792           3.9%              261              0.4%
  Not in Labor Force...........       140670          22.1%            33169             54.2%


-------------------------------------------------------------------------------
-------------------------------------------------------------------------------
      1996 estimates and 2001 projections produced by Claritas Inc.
               Copyright 1996 Claritas Inc. Arlington, VA

                                                                  (Page 1 of 2)
(MSA 640) Austin et al, TX
                                                               (Weight: 100.0%)
                         1990 Demographic Overview Report

Population      846227         Housing Units         370310          Median Age              29.7
Households      326124         Group Quarters         30665          Median HH Inc          27957
Families        205125         Avg. HH Size            2.50          Median Value           74309
Vehicles        543069



Income in 1989                  Household                     Family                        Non-Family
----------------------         -------------------           ----------------------        -----------------------
  Less than $5,000......       25623         7.9%             8279            4.0%           18129          15.0%
  $5,000 to $9,999......       28208         8.6%            10944            5.3%           17926          14.8%
  $10,000 to $12,499....       16848         5.2%             7554            3.7%            9613           7.9%
  $12,500 to $14,999....       14359         4.4%             7046            3.4%            7469           6.2%
  $15,000 to $17,499....       16717         5.1%             8340            4.1%            8597           7.1%
  $17,500 to $19,999....       14502         4.4%             7966            3.9%            6700           5.5%
  $20,000 to $22,499....       17031         5.2%             9507            4.6%            7556           6.2%
  $22,500 to $24,999....       13224         4.1              7606            3.7%            5576           4.6%
  $25,000 to $27,499....       14468         4.4%             8776            4.3%            5859           4.8%
  $27,500 to $29,999....       11384         3.5%             7416            3.6%            3737           3.1%
  $30,000 to $32,499....       14661         4.5%             9754            4.8%            4862           4.0%
  $32,500 to $34,999....       10955         3.4%             7713            3.8%            3117           2.6%
  $35,000 to $37,499....       12165         3.7%             8646            4.2%            3380           2.8%
  $37,500 to $39,999....        9282         2.8%             6843            3.3%            2225           1.8%
  $40,000 to $42,499....       10775         3.3%             8148            4.0             2467           2.0%
  $42,500 to $44,999....        8218         2.5%             6294            3.1%            1746           1.4%
  $45,000 to $47,499....        8425         2.6%             6684            3.3%            1557           1.3%
  $47,500 to $49,999....        6976         2.1%             5602            2.7%            1267           1.0%
  $50,000 to $54,999....       13340         4.1%            10706            5.2%            2440           2.0%
  $55,000 to $59,999....       10381         3.2%             8832            4.3%            1379           1.1%
  $60,000 to $74,999....       21266         6.5%            18515            9.0%            2460           2.0%
  $75,000 to $99,999....       15031         4.6%            13326            6.5%            1437           1.2%
$100,000 to $124,999....        5794         1.8%             4946            2.4%             739           0.6%
$125,000 to $149,999....        2102         0.6%             1860            0.9%             221           0.2%
$150,000 or More........        4389         1.3%             3822            1.9%             540           0.4%

Aggregate Income ($Mil)        11793                          8941                            2735
Median Income                  27957                         35480                           17141
Average Income                 36163                         43591                           22605


                                   Persons                                             Persons
Educational Attainment         25 Yrs & Over           Employment Status            16 Yrs & Over
--------------------------   -----------------         -------------------------  -------------------
Less than 9th Grade.......    43630       8.6%          In Labor Force..........   464709      71.4%
9th - 12th Grade,No Dip...    51879      10.2%            Civilian..............   459247      70.5%
High School Graduate......   110126      21.7%             Employed.............   432006      66.3%
Some College, No Degree...   119393      23.5%               Male...............   232049      35.6%
Associate Degree..........    26688       5.3%               Female.............   199957      30.7%
Bachelor's Degree.........   103332      20.4%             Unemployed...........    27241       4.2%
Graduate/Prof. Degree.....    52328      10.3%          Not in Labor Force......   186475      28.6%

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------
    Source: 1990 Census of the Population and Housing Summary Tape File 3
                Copyright 1996 Claritas Inc. Arlington, VA




                                                                                        (Page 2 of 2)
(MSA 640) Austin et al, TX
                                                                                        (Weight: 100.0%)


                                      Employed                                                Employed
Industry                        Persons      16+        Occupation                       Persons       16+
-----------------------        ------------------      -------------------------        --------------------
Agriculture/Forest/Fish           7842      1.8%        Managerial/Prof. Spec...         140894       32.6%
Mining ................           1787      0.4%          Exec/Admin/Managerial.          65953       15.3%
Construction...........          24692      5.7%          Prof. Specialty.......          74941       17.3%
Manufacture-Nondurable.          12960      3.0%        Tech./Sales/Admin. Sup..         148960       34.5%
Manufacture-Durable....          43572     10.1%          Technician and Related          22078        5.1%
Transportation.........          11964      2.8%          Sales.................          49555       11.5%
Communication/Pub. Util          11487      2.7%          Administration. Support         77327       17.9%
Wholesales Trade.......          13727      3.2%        Service Occupation.......         55517       12.9%
Retail Trade...........          70421     16.3%          Private Household......          2378        0.6%
Finance/Ins/Real Estate          33048      7.6%          Protective Service.....          6458        1.5%
Business & Repair Serv.          23188      5.4%          Other Service..........         46681       10.8%
Personal Services......          14582      3.4%        Farming/Forestry/Fish....          7201        1.7%
Entertain/Recreation...           6569      1.5%        Precision/Craft/Repair...         38840        9.0%
Professional & Related.         117177     27.1%        Operator/Fab./Laborer....         40594        9.4%
 Health Services.......          27617      6.4%          Mach.Op/Assem./Insect..         17173        4.0%
 Educational Services..          51348     11.9%          Trans. & Material Move.         11507        2.7%
 Other Professional....          38212      8.8%          Laborers...............         11914        2.8%
Public Administration..          38990      9.0%



Transportation to Work         Workers     16+           Travel Time to Work             Workers         16+
-------------------------    -------------------        -------------------------       ------------------------
Drive Alone.............        323020     74.9%         Less than 10 Minutes....         70404           16.3%
Carpooled...............         62666     14.5%         10 to 19 Minutes........        145893           33.8%
Public Transportation...         13716      3.2%         20 to 29 Minutes........         94599           21.9%
All Other...............         31943      7.4%         30 Minutes or More......        120449           27.9%




                                    Occupied                                                    Occupied
Units In Structure               Housing Units           Year Structure Built                 Housing Units
------------------------     ---------------------       ------------------------       ----------------------
1-Detached.............         182737      56.1%        1989 To March 1990.....          3911            1.2%
1-Attached.............          15796       4.8%        1985 To 1988...........         52823           16.2%
2......................          15470       4.7%        1980 To 1984...........         79692           24.4%
3 or 4.................          12325       3.8%        1970 To 1979...........         87623           26.9%
5 to 9.................          15071       4.6%        1960 To 1969...........         41210           12.6%
10 To 19...............          23002       7.1%        1950 To 1959...........         27498            8.4%
20 to 49...............          20077       6.2%        1940 To 1949...........         15624            4.8%
50 or More.............          20989       6.4%        1939 or before.........         17614            5.4%
Other..................          20528       6.3%        Median Year Built......          1977




                                   Occupied                                                     Occupied
Year Hhlder Moved In             Housing Units          Vehicles Available:                  Housing Units
------------------------      --------------------      -------------------------      ------------------------
1989 To March 1990.....         114774      35.2%        None...................         23352            7.2%
1985 To 1988...........         100518      30.8%        1......................        124374           38.2%
1980 To 1984...........          43234      13.3%        2......................        130764           40.1%
1970 To 1979...........          40740      12.5%        3......................         36571           11.2%
1960 To 1969...........          14094       4.3%        4......................          8550            2.6%
1959 or Before.........          12635       3.9%        5 or More..............          2384            0.7%


-------------------------------------------------------------------------------
-------------------------------------------------------------------------------
  Source: 1990 Census of the Population and Housing, Summary Tape File 3
               Copyright 1996 Claritas Inc. Arlington, VA

                                                   MARKET AREA AND NEIGHBORHOOD
-------------------------------------------------------------------------------

                                  [NEIGHBORHOOD MAP]

                               [PICTURES OF BUILDINGS]

                             [PICTURES OF PARKING LOTS]

                                [PICTURES OF HOUSES]

                            MARKET AREA AND NEIGHBORHOOD


MARKET AREA


The overall market area served by The Hearthstone of Round Rock covers a wide geographic range. The proximity of the subject facility to its supporting population base (i.e., prospective residents and their families) is important to its successful operation. Prospective residents consider the distance from their homes and neighborhoods, but also the distance from their families and established support services (e.g., doctors, therapists). Proximity to the subject facility may be less important for government subsidized residents, who often have fewer choices and limited input in the selection process. Financially independent residents can afford to be selective about their living accommodations, but are often more concerned about the availability and quality of services. After considering a wide range of facts pertaining to the subject market and neighborhood, we believe the subject property's market area to include the entire Austin area.


NEIGHBORHOOD


Most communities tend toward groupings of consistent land uses, with areas devoted to the various uses termed "physical neighborhoods." Neighborhood use in this context can be further defined as: "A portion of a larger community, or an entire community, in which there is a homogeneous grouping of inhabitants, buildings, or business enterprises. Inhabitants of a neighborhood usually have a more than casual community of interests and a similarity of economic level or cultural background. Neighborhood boundaries may consist of well defined natural, political or man-made barriers, or they may be, more or less, defined by distinct changes in land use or in the character of the inhabitants."

Frank Ramsey of HealthCare Property Appraisers of America, Inc. inspected the subject property and its neighborhood on March 20, 1997; all comments should be considered to be relative to the date of inspection.

The subject neighborhood is located approximately three miles west from the center of the Central Business District of Round Rock. A part of the neighborhood lies within the municipal limits of Round Rock and the balance lies in Williamson County. Round Rock is considered to be a bedroom community of Austin, Texas approximately twelve miles south. We consider the subject neighborhood to include the area lying south of Falcon Drive, north of Route 620, and west of Bass Road.


The area is primarily single-family residential in nature. The various property types found in this neighborhood are distributed approximately as follows:


                  Single-Family                    40%
                  Office                           10%
                  Institutional                    10%
                  Parks/Recreation                 10%
                  Undeveloped                      30%
                                                  ----
                  Total                           100%


Single-family residential structures, which constitute approximately 40% of the neighborhood, appear to be new to eight years in age. Typical homes range in size from 1,500 square feet to 3,000+ square feet with home values generally ranging from $140,000 to $400,000. Homes are well maintained and exhibit considerable pride of ownership. Typical neighborhood residents are considered as being in an upper middle income bracket. Owner occupancy in the neighborhood is considered to be approximately 95%. Single family homes in the Oakwood and Stone Canyon developments, the two primary residential areas in the neighborhood range from very good to upscale in quality. Many are located fenced compounds or gated areas. Overall this is a very high quality residential area with numerous recreational facilities, particularly in Stone Canyon.


The nearest retail shopping is along Route 620 closer in toward Round Rock and its interchange with 1-35. Office buildings represent approximately 10% of the neighborhood, typically consist of lowrise structures. They are approximately five years in age, and rated good in maintenance and condition. Typical office occupants include medical professional offices and clinics supporting the adjoining Round Rock Hospital, the Oakwood Medical Park, a four-story structure ad joining the subject on the north side being typical.

Institutional structures comprise approximately 10% of the neighborhood. They consist of the Round Rock Hospital adjoining the subject on the west side. This structure is approximately ten years in age and well maintained. Churches of several denominations are within a five minute drive of subject. The nearest hospital is the adjoining Round Rock Hospital. Parks and recreational facilities consist of the Oakland Park.


The subject property is joined by the Oakwood Medical Park building, a four-story medical office building on its north side; undeveloped property on its south side; a three-story medical office building and a surgical suite under construction across the hospital access drive on its west side; and good quality single family homes typical of the area across Oakwood Boulevard on its east side. Streets in the neighborhood are primarily paved and with curbs, gutters, and storm drains. Electricity, gas and telephone services are provided by local utility companies.


The neighborhood has good access to the area's major traffic arteries, which include Route 620, an east/west traffic artery providing good access into Round Rock and also intersecting with 1-35, a north/south interstate into Austin, Texas.


The subject property is considered to be in general conformity with other properties in the neighborhood. The appearance and reputation of this area generally is considered to be good, and the property values in the area appear to be increasing. We expect that trend to continue over the next few years as residential development continues.


Neighborhoods generally evolve through a pattern of growth and development. They evolve from vacant, unimproved land through slow growth, steady to rapid growth, reach a built-up or stagnant phase, and then begin to decline, with various plateaus and modernization periods along the way. In that continuum of growth, development and aging, the subject neighborhood is currently considered to be in slow upscale residential growth.


A neighborhood's population make-up can dramatically affect the success of a Nursing Home. As in all real estate, the economics of the immediately surrounding population affect the ability of The

Hearthstone of Round Rock to market its real estate and services. The subject neighborhood's population make-up would have an above average appeal to a self-pay oriented market because of the surrounding upscale single family development.


In summary, this neighborhood is considered to be primarily a medical area with a hospital, doctors' offices, support facilities and services with a surrounding upscale single family residential area.

                                                                     SITE DATA
------------------------------------------------------------------------------

                                      Site Map

                                        [MAP]

                                  LEGAL DESCRIPTION

FIELD NOTES FOR A TRACT CONTAINING 4.576 ACRES OF LAND OUT OF THE J. M. MARRELL SURVEY, ABSTRACT NO. 284, SITUATED IN WILLIAMSON COUNTY, TEXAS, BEING A PORTION OF THAT CERTAIN TRACT CALLED 132,808 ACRES RECORDED IN VOLUME 1004, PAGE 422 OF THE DEED RECORDS OF WILLIAMSON COUNTY, TEXAS, BEING MORE PARTICULARLY DESCRIBED BY METES AND BOUNDS AS FOLLOWS:

COMMENCING for reference at an iron pin found in the Northerly right-of-way line of A.M. 620, for the Southwest corner of a 47.03 tract (called First Tract) recorded in Volume 717, Page 403 of the Deed Records of Williamson County, Texas and the Southeast corner of that certain tract called 15.00 Acres recorded in Volume 871, Page 868 of the Deed Records of Williamson County, Texas.

THENCE, N 67 44'25"E, 425.74 feet along the Northerly right-of-way line of R.M. 620 to an iron pin found,

THENCE, 49.07 feet along the arc of a 50.00 foot radius curve to the left, through a central angle of 86 04'25", the chord of which bears N 24 42'13"E,
40.95 feet to an iron pin found;

THENCE, N 10 20'00" W, 264.64 feet to an iron pin found and the POINT OF BEGINNING, for the herein described tract;

THENCE, S 71 40'00" W. 455.24 feet to a concrete monument found on the Easterly line of said 15.00 acre tract;

THENCE, N 18 51'15" W, 221.23 feet along said Cantorly line to an iron pin found;

THENCE, N 18 47'55" W, 193.77 feet continuing along the Easterly line of said
15.00 acre tract to an iron pin set;

THENCE, N 71 12'05" E, 537.19 feet along the Northerly line to an Iron pin set in the Westerly right-of-way line of Oakwood Boulevard;

THENCE, 356.00 feet along the arc of a 799.34 foot radius curve to the left, along the Westerly right-of-way line of Oakwood Boulevard through a central angle of 25 34'49", the chord of which bears S 05 32'35", 350.92 feet to an iron pin found;

THENCE, S 18 20'00" E, 74.21 feet along said Westerly right-of-way line of Oakwood Boulevard to the POINT OF BEGINNING, and containing 4.576 Acres.

                                     SITE DATA


LOCATION: The Hearthstone of Round Rock site is located at 401 Oakwood Boulevard, approximately three miles west from the Central Business District of Round Rock, Texas.


PHYSICAL CHARACTERISTICS: The subject is an interior lot with approximately 350 front feet along the west side of Oakwood Boulevard, approximately 350 front feet along the east side of the hospital complex access road. It is slightly rectangular in shape and contains approximately 4.58 sf acres of gross area, based on public records.


ZONING: The subject improvements are located in a District Planned Unit Development (PUD). Subject improvements are considered to be a legal, conforming use.


TOPOGRAPHY: The subject site lies at street grade. General area topography is level. The subject site is basically level and lightly wooded. Drainage appears adequate.


SOIL ANALYSIS: Mineral deposits, if any, were disregarded by the appraiser. No soil analysis has been prepared as a part of this report. However, considering the number and type of existing improvements on surrounding sites, it is assumed the subject property has sufficient soil-bearing qualities for any type building or construction that might be contemplated thereon. Soil and subsoil appear to be the sandy loam typically found in this part of Texas. It is assumed that soils at the site are generally of medium plasticity, with shrink/swell potential typical of the area. Soil conditions in this part of Round Rock do not appear to have limited land development.


EASEMENTS AND ENCROACHMENTS: Our site inspection of The Hearthstone of Round Rock revealed no adverse easements or encroachments. This property is subject to typical street and utility easements. It should be noted that we would defer to competent legal counsel for verification of these and all other legal matters.

                                   SUBJECT


                                   [PHOTO]

                                   [PHOTO]

                                   SUBJECT


                                   [PHOTO]

                                   [PHOTO]

                                   SUBJECT


                                   [PHOTO]

                                   [PHOTO]

                                   FLOOR PLAN

                                  [FLOOR PLAN]

ACCESS: Access to the site is considered good. It has one access point from Oakwood Boulevard, a paved two-lane street and one access point from the hospital complex access road, a two-laned paved street. Access is into ample paved parking across the front of the subject.


VISIBILITY: The site's visibility is rated average from the hospital access road and Oakwood Boulevard. Signage on Oakwood Boulevard and the hospital entrance is good.

DRAINAGE/FLOOD ZONE: According to National Flood Certification Services, Inc., the subject property is located on a National Flood Insurance Program Map (NFIP). It is found on Community Panel #48491CO330D, dated 01/03/97, in an area designated as Zone X. A copy of their certification is located in the addenda of this report. This Zone generally refers to: "Areas of 500-year flood; areas of 100-year flood with average depths of less than one foot or with drainage areas less than one square mile; and areas protected by levees from 100-year flood".

UTILITIES: The site is served by all municipal utilities and services including water, sewage, police and fire protection. Gas, telephone and electricity are provided by public utility firms.

TRAFFIC ARTERIES: The site has good proximity to major traffic arteries. It is one block from Route 620, a four-laned traffic artery that provides access into downtown Round Rock and 1-35, two and one-half miles east.

TAXES: Carolyn Paulson in the tax assessor's office reported that the tax assessor's reported tax value for real estate is $2,608,086 and the assessed value is the same. The tax rate for the combined city and county plus school tax is $2.35 per $100 of assessed value. This indicates an annual tax of $61,289.02 for the subject property, calculated as follows:


Real Estate Tax Assessment      X       Tax Rate        =            Annual Taxes
--------------------------              --------                     -----------
  $2,608,086                    X        $0.0235        =             $61,289.02


                              HIGHEST AND BEST USE

The Appraisal Standards Board, in Standards Rule 2-2 (a) (ix) calls for a report to contain the appraiser's opinion of Highest and Best Use unless considered unnecessary as in certain types of appraisals, e.g., Value in Use appraisals. This requirement calls for the appraiser to "describe the appraiser's opinion of the highest and best use of the real estate, WHEN SUCH AN OPINION IS NECESSARY AND APPROPRIATE. If an opinion is considered necessary, the reasoning in support of the opinion must also be described in the depth and detail required by "ITS SIGNIFICANCE TO THE APPRAISAL.""

We believe the subject property is of a type that generates a significant part of its value from, or is strongly affected by its business component. Removal of the subject's business component and reduction to real estate only would dramatically change the subject's utility and marketability. Consequently, alternative uses are of little interest to potential purchasers of the subject who are almost exclusively interested in its Value in Use or Going Concern Value. Accordingly, we believe an opinion of Highest and Best Use is unnecessary as permitted by USPAP 2-2 (a) (ix).

We realize that some report reviewers may disagree with our opinion as to the lack of necessity for stating and supporting Highest and Best Use. Therefore, we offer below out opinion and support in such depth and detail as we believe is "required by the significance to the appraisal" of this item which is rarely, if ever, considered by a potential purchaser of this type property.

The Highest and Best Use of land is that use which may be reasonably expected to produce the greatest net return to the land over a given period of time. Moreover, it is that legal use which will yield to the land the highest present value which is economically feasible, legally permissible and maximally productive. The Highest and Best Use analysis is the basis for the final conclusions drawn in this report.

Land is valued as though it were unimproved and available for whatever use would produce the maximum return. Improved property is valued according to the extent to which the improvements are consistent with the Highest and Best Use of the site as if unimproved. The Highest and Best Use of the total properties "as improved" is often determined to be different from the Highest and Best Use of the land when considered as though "unimproved" and available for development. In most cases, the existing use will continue until the land value under its Highest and Best Use exceeds the total value of the property in its existing use. As long as improvements contribute to the land, they constitute the Highest and Best Use.


HIGHEST AND BEST USE - UNIMPROVED

Legal uses for the subject land, if unimproved, include only Nursing Homes as this is PUD zoning.

The site's physical characteristics of this site, i.e., size, shape, terrain, etc. would permit the following uses: Apartments, Retirement Apartments, Offices, Commercial Retail, Institutional, Single-family Residential, Condominiums, and Nursing Homes.

Our market analysis indicates there could be sufficient demand in the general marketplace and in this specific location for the following uses: Apartments, Offices, Commercial Retail, Institutional and Nursing Homes.

The following might be economically feasible: Offices and Nursing Homes.

The most probable and reasonable uses for the subject property, if unimproved, might include development of: Nursing Homes.

When considering the subject site as an unimproved tract of land, and after considering all alternative uses, it is the appraiser's opinion that Nursing Home use would be the Highest and

Best Use: (a) at this time, (b) after a time period sufficient to allow completion of any necessary improvements and (c) at the time of estimated stabilized occupancy.


HIGHEST AND BEST USE - AS IMPROVED


There are uses other than the current one that would give an attractive return to this land. However, there is no alternative use that would yield a large enough return to justify removal or substantial renovation of the existing structure. The subject improvements are functional in size, layout and utility and do not contain any depreciation of sufficient amount; the cost of an alternative use would not be justified. The subject property has operated for several years as a Nursing Home and has developed a reputation which, in this market, assures reasonable occupancy. Staffmg appears adequate and no unresolvable operational problems were uncovered. It would appear that this operation is successful and is giving a good return to the underlying land. The underlying land value does not warrant the demolition of the present subject building improvements.


The appraiser considered several alternative uses for the land underlying The Hearthstone of Round Rock. No alternative utilization other than for a Nursing Home was considered likely to give a higher return in the immediate future. Therefore, the use contemplated by our study; i.e., Nursing Home use, is considered to be in conformity with the subject property's Highest and Best Use As Improved.

DESCRIPTION OF IMPROVEMENTS
---------------------------

[FLOOR PLAN]

                       DESCRIPTION OF IMPROVEMENTS

Long-term care facilities must be designed with specific needs in mind. Typical residents frequently have partially impaired vision, hearing, sense of touch, mobility, agility, and orientation to time and place. To compensate for a decrease in ability to distinguish colors, brightness, and depth perception, developers need to emphasize bright colors against neutral backgrounds and bold prints. There is also a need for increased interior and exterior lighting, prevention of glare, and an emphasis on different color carpets to distinguish stairs from floors. To compensate for decreased overall hearing ability, reduced capability to discern high pitched sounds, and inability to discriminate normal conversation from background noises, developers need to emphasize amplifiers on telephones, PA systems, smoke detectors, installation of alarm systems with flashing lights, and sound-absorbing materials in areas promoting socialization. To deal with poor mobility and agility, including the use of wheelchairs, canes and walkers, developers need to be cognizant of the length of halls, chairs versus benches, smooth walking surfaces, wide halls and doorways for wheelchairs, automatic sliding doors, the placement of handrails usable by both wheelchair and ambulatory residents, and special kitchen and bathroom arrangements. Decreased sensitivity to touch and circulation requires an awareness of the increased need for and ease of adjustment in heating/cooling for the private areas, and attention to the environmental tactile question in general. Poor orientation to time and place and memory loss can be assisted by environmental cues such as different colored floors, culturally familiar designs, activity boards, and large clocks. A well-designed facility for the disabled will incorporate many or all of these features. The subject property includes many of these features.

Frank Ramsey of HealthCare Property Appraisers of America, Inc. made an inspection of the subject property on March 20, 1997. The following description of improvements describes the buildings as they appeared to our inspector on the date of inspection.

SUBJECT IMPROVEMENTS

The subject site is improved with a one-story building utilized as The Hearthstone of Round Rock. The structure's initial completion date is 1988. It is irregular in shape. The appraiser considers the subject building structure to contain a functional area of approximately 47,000 sf or 392 sf per bed. The subject building consists of six connected pods with rooms built around a central living area. A central administration structure houses offices, kitchens, laundry and dining and other ancillary areas.

The structure appraised contains all of the functional spaces typically found in buildings designed for Nursing Home occupancy, including offices, lobby, activity department, physical therapy, beauty shop, kitchen and dining area, laundry, personal laundry, nurses' stations, public and employee baths, and bedrooms. The dining room is capable of seating all residents at once; so that meals are served at one sitting(s) per meal. The structure has a total possible utilization of 120 beds and is configured for 120 beds.

The subject's physical structure appears to be of good quality construction and amenities. The physical plant has good appeal to potential residents and families with sufficient financial resources to be selective in their choice of a facility.

No Physical Deterioration-Curable (deferred maintenance) was observed. The structure contains no Functional Obsolescence and the facility is considered to be functional and modem. No External Obsolescence is noted.

The Effective Age of the structure is 9 years, and the Remaining Economic Life is considered to be 41 years. Architecture and layout are considered typical for a Nursing Home and appears in conformity with the community.

Following is a topical outline of the major improvements:

SITE PREPARATION: The building site was cleared, graded and prepared for construction.


FOUNDATION: The foundation was concrete bearing walls.


FRAME: Frame was mill-type wood.


FLOOR STRUCTURE: Floor structure consisted of concrete on ground.


FLOOR COVERING: The floor coverings were carpet on pad, ceramic tile, quarry tile, marble tile and vinyl composition tile.


CEILING: The ceilings were acoustical, organic fiber in suspended ceiling, gyupsum board, taped and painted, with insulation.


INTERIOR CONSTRUCTION: Interior construction was framed


PLUMBING: All patient bathrooms are two- or three-fixtured china/porcelain fixtures including chrome hardware, grab bars and other invalid aids. Individual bathtubs and showers feature non-slip surfaces, grab bars, shower hoses and non-ambulatory lifts. The property's plumbing is adequate. Fifty-four rooms share a full bath with an adjoining room. Twelve rooms have a full, private bath with a tub or shower.

SPRINKLER: The subject was fully sprinklered.


HEATING, COOLING, VENTILATION: The property is heated with a package heating and cooling system. Residents' bedrooms are air conditioned with thru-the-wall heat pump units with electrical resistance heating coils.


ELECTRICAL: Fully wired and lighted with three-phase wiring, adequate to provide lighting and power for all equipment operation including fluorescent and incandescent lighting, reading lights over each bed, nurse call system, fire alarm system, and intercom system. There is one diesel generator with a KW rating of 50.


EXTERIOR WALLS: Exterior walls were wood or steel stud with stucco, insulated.


ROOF STRUCTURE: Roof structure was wood joists with composition deck.


ROOF COVER: Roof cover was clay tile.


PARKING: Parking and drives of 2" plant mix asphalt on a crushed stone base. Marked parking areas.


DOORS & WINDOWS: Interior doors were solid core. Windows were single hund in aluminum frame.


EQUIPMENT: Specialized equipment necessary for operation as a Nursing Home facility has been considered in valuing the subject property. Included in this category are institutional kitchen equipment, stainless steel sinks, food preparation counters, ovens, stoves, dishwashers, walk-in coolers and freezers, exhaust fans and grease traps. There are two Century tubs and one Arjo baths.


Laundry equipment includes two Milnor washers and two Huebsch dryers rated average in condition. Kitchen equipment includes one Hobart dishwasher, one Cold Storage walk-in freezer, one Cold Storage walk-in cooler, two Traulsen freestanding coolers, and one range/oven rated average in condition.


ROOM FURNISHINGS: Include a bed, night stand, chair and retractable privacy curtain.


WALKS & DRIVES: Walks are approximately 41 " wide and constructed of 2 1/2 " concrete.

LANDSCAPING: Rated good. The lawn is well established.

                                                         COST APPROACH TO VALUE
-------------------------------------------------------------------------------

                            COST APPROACH TO VALUE

The Cost Approach is frequently a reliable indicator of a property's value. The Principle of Substitution dictates that The Hearthstone of Round Rock will be worth no more than the cost to reproduce improvements with equal utility on an equally desirable site. Conversely, in an active building market, most properties are usually worth at least as much as their cost to reproduce. Otherwise, developers would not be building comparable buildings.

The initial step in the Cost Approach was the estimation of land value. The appraiser next estimated the current construction costs to replace subject's building improvements. The appraiser also considered the possible existence of the three types of depreciation: Physical Deterioration, Functional Obsolescence, and External Obsolescence.

To estimate the actual construction cost of the improvements, the appraiser consulted with various contractors and architects familiar with this type construction. We also have personal knowledge of comparable structures which have been built and are familiar with their actual costs. Finally, we checked with Marshall and Swift Valuation Service to ascertain the current cost factors for this type construction in Round Rock.

                                SITE VALUATION

There are several methods which appraisers may use to estimate vacant land values. These methods include the direct sales comparison, allocation, land residual technique, direct capitalization of ground rent, and the land development method. The direct sales comparison method is based upon the principle of substitution. This is the best method whenever adequate quantities of verified comparable sales data is available. We have used both the direct sales comparison and allocation methods. For Nursing Home sites, the land residual or land development methods are not a reliable indicator of value.

DIRECT SALES COMPARISON

The direct sales comparison technique is based on the economic principle of substitution. This principle states the value of a property tends to be fixed by the costs of acquiring an equally desirable substitute property with the same or similar utility and physical characteristics. Comparisons are made between the property appraised and the sales of similar properties which have occurred in the marketplace. Typically, units of comparison are derived such as a sales price per square foot, sales price per front foot, or sales price per building unit. In the case of an apartment property, the economic indicator might be cost per apartment, whereas in the case of a nursing home, the unit of value would be cost per patient bed. The comparables are adjusted to reflect similarities and dissimilarities of each to the subject for such characteristics as location, time of sale, existing market conditions, and the physical characteristics of the property. The adjusted sales prices of the comparables then become an indication of value for the subject. In the case of the subject, we have looked to properties with similar zoning and land use which have sold within the Round Rock area.

The comparable sales utilized in this analysis are summarized in the land sales summary and the adjustment grid which follow this section. A complete description of the individual sales used is also included within this section.

                                LAND SALE #1

LOCATION:                               NW Corner RM 620 and Great Oaks Drive

LEGAL DESCRIPTION:                      Lot 1, Block 3, Cat Hollow

BUYER:                                  Scott and White Memorial Hospital

SELLER:                                 Cat Hollow Associates, LP

DATE OF SALE:                           11/15/96

SIZE:                                   11.912 Acres/518,887 s.f.

ZONING:                                 None

IMPROVEMENTS:                           Vacant

TOPOGRAPHY:                             Level

SALE PRICE:                             $1,285,020

COST/UNIT:                              $2.48 s.f.

COMMENTS:       Approximately two acres included in the
                Karst Feature Buffer Zone along southwestern boundary. Purchased for development of Out-Patient Medical Clinic.

                                 LAND SALE #2


LOCATION:                               SE Side proposed Conchos Valley Dr. at
                                        proposed Scott & White Dr.

LEGAL DESCRIPTION:                      Lot 81, Block D, Cat Hollow

BUYER:                                  Preference Assisted Living, Inc.

SELLER:                                 Cat Hollow Associates, LP

DATE OF SALE:                           Contract Pending

SIZE:                                   3.6 Acres/156,816 s.f.

FRONTAGE:                               483 FF along Conchos Valley Drive and
                                        358 FF along Scott & White Dr.

ZONING:                                 None

IMPROVEMENTS:                           Vacant

TOPOGRAPHY:                             Gently sloping

SALE PRICE:                             $350,000

COST/UNIT:                              $2.23 s.f.

COMMENTS:                 Purchased for construction of assisted living facility.

                                  LAND SALE #3

LOCATION:                               NE Corner RR 620 and O'Conner Dr

LEGAL DESCRIPTION:                      John McQueen Survey, Abstract No.
                                        425, and J. M. Harrell Survey, Abstract
                                        No. 284

BUYER:                                  H. E. Butt Grocery Company

SELLER:                                 Cat Hollow Associates, LP

DATE OF SALE:                           June 20, 1995

SIZE:                                   10.325 Acres/449,727 s.f.

ZONING:                                 None

IMPROVEMENTS:                           Vacant

TOPOGRAPHY:                             Gently Sloping

SALE PRICE:                             $1,236,832

COST/UNIT:                              $2,75 s.f.

COMMENTS:                   Proposed site of HEB Grocery Store

                        LAND SALES SUMMARY & ADJUSTMENT GRID



Comparison #                 Subject                  No. 1                   No. 2                      No. 3
        Address                  401           NWC RM 620 &        SE/S Conchos Val                 NWC RR 620
                        Oakwood Blvd            Grt Oaks Dr          Scott/White Dr              & O'Connor Dr
                      Round Rock, TX         Round Rock, TX          Round Rock, TX              Round Rock, TX
---------------------------------------------------------------------------------------------------------------
  SITE DATA
Size (SF)                    199,505                518,887                 156,816                     449,757
Size (Acres)                    4.58                  11.91                    3.60                       10.33
  Frontage/Visability       Yes/good              Yes/V. Gd                Yes/good                   Yes/V. Gd
Zoning                          None                   None                    None                        None
Topography                     Level                  Level                   Level                       Level
Utilities                        All                    All                     All                         All


  SALE DATA
Reported Sale Price        ?????????             $1,285,020                $350,000                  $1,236,832
Sale price/SF                  $0.00                  $2.48                   $2.23                       $2.75
Sale Price/Acre                   $0               $107,876                 $97,222                    $119,790
Transaction Type                ----                Pending                 Pending                      Closed
Rights Conveyed                 ----             Fee Simple              Fee Simple                  Fee Simple
Financing Terms                 ----                   Cash                    Cash                        Cash
      adjustment                ----                   ----                    ----                        ----
Condition of Sale               ----                  Arm's                   Arm's                       Arm's
                                                     Length                  Length                      Length
                                                       ----                    ----                        ----
Recorded Sale Date              ----                  11/96                    3/97                        6/95
      adjustment                ----                   ----                    ----                        ----
Location                        ----                Similar                 Similar                     Similar
      adjustment                ----                   ----                    ----                        ----
Size                            ----                 Larger                 Similar                      Larger
      adjustment                ----                    15%                    ----                         15%
Zoning                          ----                Similar                 Similar                     Similar
      adjustment                ----                   ----                    ----                        ----
Topography                      ----                Similar                 Similar                     Similar
      adjustment                ----                   ----                    ----                        ----
Frontage/Visability             ----               Superior                 Similar                    Superior
      adjustment                ----                   -10%                    ----                        -10%
Utilities                       ----                Similar                 Similar                     Similar
      adjustment                ----                   ----                    ----                        ----
                  Adjstd Price/Sq Ft                  $2.56                   $2.23                        $2.85
                     Avg Price/Sq Ft                  $2.55
                   Adjstd Price/Acre               $111,652                 $97,222                     $123,983
                      Avg Price/Acre               $110,952


RECONCILIATION OF COMPARABLE SALES

The comparables have already been adjusted to the subject in respect to location, size, zoning, topography, corner influence, and utilities. The unadjusted sales prices range from $2.23 to $2.75 per square foot. After the adjustments, the comparables form a range of $2.23 to $2.85 per square foot. The average adjusted price per square foot was $2.55. Typically, the comparables which have the least adjustments are most representative of the subject. Accordingly, it is our opinion that the subject 4.58 sf acres site has a market value of $500,000 or $109,170 per acre.


Considering the land sales data available and prices being paid by developers of Nursing Homes in similar communities, we estimate the land value of the site supporting the building and improvements to be $500,000.


This represents the following value per indicator:

 Land Value Per Size Unit                            $109,170 per acre
 Land Value Per Unit (bed/apt)                              $4,167/bed
 Land Value as % of Project Cost                                 7.38%


SITE VALUE                                                   $500,000
                                                             --------
                                                             --------

                                   BUILDING COSTS


This appraisal firm compiles construction cost data on new and proposed facilities throughout the United States. The hard construction costs vary considerable depending upon geographical location and quality of improvements. To estimate the Replacement Cost of The Hearthstone of Round Rock, the appraiser utilized the Segregated Cost Method of cost estimating. This method is designed to give separate consideration to all the major construction components of a building. Many parts of a building, such as floor, ceiling and lighting, increase in cost directly as the floor area of the building increases. Other building costs vary with relation to parameters other than the floor area. However, most costs can be related to floor area, wall area, roof area, or sometimes an individual count of unit installations.


To facilitate the application of these individualized costs, they are grouped so that all costs related to floor area can be added together and applied to the total floor area, all wall area costs can be added together and applied to the wall area, and all roof costs can be applied to the ground floor or roof area.


The appraiser utilized the Marshall and Swift Valuation Service, which is the most widely recognized cost estimating manual in the world. This manual separates each type of building by occupancy, type of construction, and quality. It also makes adjustments for current cost factors on a monthly update basis.


Using the Marshall and Swift Valuation Service, the appraiser selected the particular construction characteristics of The Hearthstone of Round Rock building improvements and selected the appropriate quantity cost factors and adjustments.


Using the computer program, a Replacement Cost New of subject's building improvements as well as individual estimates of depreciation for each component item were developed. The computer calculations included all Direct Costs. The Marshall and Swift Valuation Service includes architectural fees, loan interest and some other minor Indirect Costs. It specifically excludes some of the costs of doing business, or Indirect Costs, which we have estimated as follows:


       Taxes                                                 0.4%
       Marketing                                             0.4%
       Loan Points and Fees                                  2.0%
       Legal                                                 0.5%
       Accounting                                            0.2%
       Government Licensure & Permits                        4.5%
       Working Capital                                       4.0%
                                                            -----
       Total Indirect Costs                                 12.0%



Our estimate of Indirect Costs and Developer's Profit and Overhead were based on a percentage of Total Cost-New (depreciated at the same rate as the building improvements). The Total Cost-New includes not only Direct Cost of construction, as developed by the Marshall and Swift Valuation Service, but also the cost of land, furniture, fixtures and equipment.


The Developer's Profit and Overhead was estimated at 15% of the Total Cost-New. As an alternative to investors, Baa Bonds are currently yielding seven to eight percent. The developer's profit should be higher than the Baa Bond rate as it is somewhat riskier.


HealthCare Property Appraisers of America, Inc. compiles cost data on furniture, fixtures and equipment budgets for facilities like subject. A summary of some of the more recent transactions follows:

                                           NURSING HOME EQUIPMENT COST DATA



                                                                            PRICE OF             COST OF
DATE SOLD       CITY                   STATE              #BEDS               FF&E               FF&E/BED

05/92        Clearwater                 FL                120               $210,000               $1,750
02/90        Fluvanna                   VA                 60               $225,000               $3,750
03/90        Goochland                  VA                 72               $250,000               $3,472
04/92        Decaturville               TN                 60               $210,000               $3,500
02/92        Charlotte                  NC                120               $420,000               $3,500
05/92        Asheville                  NC                120               $420,000               $3,500
01/92        Virburnum                  MO                 60               $120,000               $2,000
09/91        Corrigan                   TX                 90               $160,000               $1,778
09/91        Wells                      TX                 96               $168,000               $1,750
09/91        Brownwood                  TX                130               $230,000               $1,769
10/91        Port Orange                FL                120               $600,000               $5,000
07/91        Orange City                FL                120               $600,000               $5,000
05/91        Covington                  TN                196               $350,000               $1,786
02/91        Melbourne                  FL                120               $315,000               $2,625
04/91        Whites Creek               TN                 97               $280,000               $2,887
07/92        Casper                     WY                120               $350,804               $2,923
07/92        Palm City                  FL                116               $650,000               $5,603
07/92        Ashland                    TN                 90               $260,000               $2,889
02/94        Lychburg                   VA                100               $380,000               $3,800
06/93        Ashland City               TN                 90               $260,000               $2,889
05/94        Hilo                       HI                120               $490,000               $4,083
12/95        Dyer                       TN                120               $400,000               $3,333
                                                                                                   ------

                                                                            Average                $3,163

                                                                            Minimum                $1,750

                                                                            Maximum                $5,603



After considering the geographical location, size, and quality of the subject property, we believe a cost new of $3,500 per unit to be appropriate. This indicates a personal property value for the subject as follows:

  FF&E COST NEW       # OF INCOME            FF&E COST NEW
   (PER UNIT)    X  GENERATING UNITS    X       (TOTAL)
  -------------     ----------------         -------------
    $3,500       X     120 Beds         X      $420,000



Our on-site inspection of The Hearthstone of Round Rock did not reveal any obvious Physical Deterioration-Curable (deferred maintenance). Overall, the property appeared to be well maintained and only normal maintenance situations were observed. Physical Deterioration-Incurable, caused by natural aging of the building structure in existing buildings, was estimated by the Marshall & Swift Valuation Service based upon a data bank of sold depreciated properties.

The depreciation section of the Marshall and Swift Valuation Service is primarily designed to measure Physical Deterioration-Incurable only. It does not measure Physical Deterioration-Curable, i.e., Deferred Maintenance, or any loss in value due to Functional Obsolescence that might be found in the specific subject property, or External Obsolescence that might exist in the subject neighborhood. The Marshall and Swift Valuation Service calculations are based upon analysis of actual sales data from a large number of properties of subject's type that have been sold within the last year. These sales prices, after deletion of personal property and land values, are compared to construction cost figures for new and similar properties. The resulting depreciation estimate by the Marshall and Swift Valuation Service will not exactly equal depreciation when calculated on an age-life basis (which is basically an accounting method that has little or nothing to do with the market place.) The Marshall and Swift market data method is considered to be a more refined and accurate method as it is based on actual data from the market.

The real estate is functional in all respects and considered to be competitive with Nursing Homes being constructed today. Therefore, no Functional Obsolescence was deducted.

Our inspection of the neighborhood and the surrounding properties did not reveal any situations which would detract from subject's value. Therefore, no deduction was made for External Obsolescence.

Our physical inspection of the subject indicated that the personal property, i.e. furniture, fixtures and equipment, is generally in good condition relative to its age. We have assumed an average useful life of ten years and an effective age of 1 years, indicating depreciation of 5% (1 years divided by 10 years).

Depreciation on the personal property is estimated as follows:

   FF&E COST NEW   X   % DEPRECIATED  =   DEPRECIATION
   -------------       -------------      ------------
     $420,000      X        5%              $21,000


Following is a component breakdown of Replacement Costs for the improvements and depreciation:

OCCUPANCY:  CONVALESCENT HOSPITAL

CLASS:  C Masonry                       COST RANK:  3.5 Above Average/High
EFFECTIVE AGE:  9 Years                 CONDITION:  6.0 Excellent
NUMBER OF STORIES:  1.0                 AVERAGE STORY HEIGHTS:  10.0
FLOOR AREA:  47,000 Sq. Ft.             COST AS OF:  3/97




------------------------------------------------------------------------REPLACEMENT COST
 COMPONENT                              UNITS        COST            NEW            DEPR
----------------------------------------------------------------------------------------
EXCAVATION & SITE PREPARATION
 Site Preparation . . . . . . . .       47,000          0.24       11,280        10,490
FOUNDATION:
 Concrete, Bearing walls  . . . .       47,000          2.35      110,450       102,719
FRAME:
 Wood, Mill Type  . . . . . . . .       47,000          4.22      198,340       184,456
FLOOR STRUCTURE:
 Concrete on Ground . . . . . . .       47,000          3.17      148,990       138,561
FLOOR COVER:
 Carpet and Pad . . . . . . . . .       29,610          4.45      131,764       122,541
 Tile, Ceramic  . . . . . . . . .        2,350          9.61       22,583        21,022
 Tile, Quarry . . . . . . . . . .        2,350          9.61       22,583        21,022
 Vinyl Composition Tile . . . . .       11,750          1.71       20,092        18,686
 Marble . . . . . . . . . . . . .          940         29.86       28,068        26,103
 SUBTOTAL . . . . . . . . . . . .                                 225,090       209,334
CEILING:
 Acoustical, Organic Fiber  . . .        4,700          1.47        6,909         6,425
 Suspended Ceiling  . . . . . . .        4,700          1.33        6,251         5,813
 Gypsum Board, Taped & Paint  . .       42,300          1.29       54,567        50,747
 Ceiling Insulation . . . . . . .       47,000          0.67       31,490        29,286
 SUBTOTAL . . . . . . . . . . . .                                  99,217        92,271
INTERIOR CONSTUCTION:
 Interior Construction, Framed  .       47,000         18.60      874,200       813,006
PLUMBING:
 Plumbing . . . . . . . . . . . .       47,000         10.18      478,460       444,968
FIRE PROTECTION:
 Sprinklers . . . . . . . . . . .       47,000          1.77       83,190        77,367
HEATING AND COOLING:
 Package Heating & Cooling  . . .       32,900          6.52      214,508       199,492
 Window Heat Pump . . . . . . . .           66         1,239       81,774        76,050
 SUBTOTAL . . . . . . . . . . . .                                 296,282       275,542
ELECTRICAL:
 Electrical . . . . . . . . . . .       47,000         12.20      573,400       533,262
 Standby Generator, Diesel  . . .           50           452       22,600        21,018
 SUBTOTAL . . . . . . . . . . . .                                 596,000       554,280
EXTERIOR WALL:
 Stucco . . . . . . . . . . . . .       32,900         11.75      386,575       359,515
 Insulation . . . . . . . . . . .       32,900          0.56       18,424        17,134
 SUBTOTAL . . . . . . . . . . . .                                 404,999       376,649
ROOF STRUCTURE:
 Wood Joists, Composition Deck  .       47,000          4.80      225,600       209,808
ROOF COVER:
 Clay Tile  . . . . . . . . . . .       47,000          5.97      280,590       260,949
SUBTOTAL SUPERSTRUCTURE . . . . .       47,000         85.80    4,032,688     3,750,400



------------------------------------------------------------------------REPLACEMENT COST
 COMPONENT                              UNITS        COST            NEW            DEPR
----------------------------------------------------------------------------------------
YARD IMPROVEMENTS:
  Paving, Asphalt . . . . . . .       47,000        1.95          91,650         85,235
----------------------------------------------------------------------------------------
TOTAL . . . . . . . . . . . . .                                4,124,338      3,835,635
ARCHITECT'S FEES  . . . . . . .          7.4%                    304,514        283,198
----------------------------------------------------------------------------------------
REPLACEMENT COST NEW  . . . . .       47,000       94.23       4,428,752
DEPRECIATION  . . . . . . . . .         (7.0%)                  (310,019)
DEPRECIATED COST  . . . . . . .                                               4,118,833
----------------------------------------------------------------------------------------
ROUNDED TO NEAREST       $100                                  4,428,900      4,118,800


Cost data by MARSHALL & SWIFT

                              SUMMARY OF COST APPROACH




 Bldg. Improvements - Replacement Cost                             $4,428,900

 Indirect Costs                                                       641,868

 Developer's Profit & Overhead @15%                                   802,335
                                                                      -------

 Total Costs:                                                      $5,873,103

 Less Depreciation:
      Physical Deterioration - Curable                   $0

      Physical Deterioration - Incurable -
       Replacement Costs                            310,000

      Physical Deterioration - Incurable
       Indirect Costs                                44,927

      Physical Deterioration - Incurable
       Devel. Profit & Overhead                      56,159

      Functional Obsolescence                             0

      External Obsolescence
                                                          0
                                                         --
 Total Depreciation                                               411,087
                                                                  -------

  Depreciated Value                                            $5,462,016

 Land Value                                                      $500,000

 Market Value - Real Estate                                    $5,962,016

 Add Furniture, Fixtures, Equipment                $420,000

 Less Depreciation                                   21,000
                                                     ------

 Depreciated Value of FF&E                                       $399,000
                                                                  -------

 MARKET VALUE OF REAL & PERSONAL
 PROPERTY By Cost Approach                                     $6,361,061

                                                        (R)    $6,360,000
                                                               ----------
                                                               ----------



                        INCOME CAPITALIZATION APPROACH TO VALUE

                        INCOME CAPITALIZATION APPROACH TO VALUE

To estimate The Hearthstone of Round Rock's Market Value through the Income Capitalization Approach, the appraiser estimated the total gross income the project will generate by: (a) studying local and regional markets,
(b) considering the economic feasibility of the project itself, and
(c) considering competing projects and the underlying demand for this type facility.

From the total Gross Income estimate was deducted an estimate for Vacancy and Credit Loss. Even developments with extremely heavy demand usually experience some loss of rent due to "down time," when living units are re-decorated between residents. In addition, there are generally some bad debt losses in most projects. The appraiser also deducted an estimate of all Expenses the typical property owner might expect to incur. From this Net Operating Income estimate, the appraiser processed an estimate of the property's Market Value. This process is known as Capitalization and is simply a conversion of Net Operating Income into Market Value.

                                 GROSS INCOME

A Nursing Home's Effective Gross Income is determined by three factors: (a) various daily charge rates, (b) payor type mix or census and (c) occupancy rate. Daily charge rates vary significantly from property to property, reflecting the services offered and the various payor sources. To develop an accurate estimate of revenue, the appraiser typically interviews the facility's administrator, financial officers and the reimbursement specialist. Due to the confidential nature of this assignment, these interviews as well as detailed financial statements were not available. The appraiser was furnished and has analyzed the last year's profit and loss statement. Our income for a stabilized year was projected by inflating the historical data by 5%.

SUBJECT

The Hearthstone of Round Rock is licensed by the state for 120 Skilled Care
(SNF), and Intermediate Care (ICF) beds. The subject property is certified in accordance with federal regulations pursuant to the Social Security Act as a provider of Medicaid (Title XIX) Services and is certified for Medicare. It is currently configured and operated with 120 beds.

OCCUPANCY

The appraiser researched occupancy of this type facility on a national, state and local basis. National statistics indicate long-term care facilities are experiencing a nationwide occupancy of 91.0%. Texas's Department of Human Resources' most recent survey indicated a statewide occupancy of 84%. The twelve month statement we reviewed indicates the subject had occupancy last year of approximately 87.8 %.

CENSUS OR PATIENT/RESIDENT MIX

The appraiser researched census-mix (the ratio of various payor types) in the market area. Patient distribution between government reimbursed programs and privately funded sources varies from state to state and facility to facility. Statewide factors contributing to a high self-pay census-mix include the existence of a Certificate of Need "CON" program, social factors, the state's restrictiveness on qualifying residents, statewide occupancy, and the adequacy of the state's reimbursement program. Texas is considered medium in these areas. Factors contributing to a high, self-pay census-mix in an individual facility in Texas include reputation, quality of care, facility's age, participation in the Medicare program, competitiveness of rate structure, and therapeutic programs offered. The subject rates medium in these areas.

The subject is currently experiencing the following census breakdown by payor:

                    MEDICAID  +    MEDICARE  +    SELF-PAY  =    TOTAL
                    --------       --------       --------       -----

Current
Census                50%     +       15%    +       35%    =     100%
Breakdown


ANCILLARY/MISCELLANEOUS INCOME


Ancillary income generally refers to revenue generated from profit centers other than room, board and basic healthcare (i.e., occupational, physical or speech therapy). These additional services typically will average $ 1.00 to $3.00 per patient day in an average facility and $5.00 to $15.00 in a facility with a large high skilled census and substantial therapy programs. The subject's ancillary charges have historically been between $9.00 and $10.00 per day.

REVENUE SUMMARY


The appraiser reviewed the subject's historical operating statements to compare the reasonableness of our projections. Management's operating statements indicated an Effective Gross Revenue of:


1996                                                              $4,685,073


After studying actual historical financial statements, the operator's projections, comparable rates, occupancy and census-mix, the appraiser projected the subject's Effective Gross Revenue. The appraiser inflated the most recent income and expenses by 5% and estimated an Effective Gross Revenue of:

Appraiser's Effective Gross Revenue:                              $4,919,327

                                    EXPENSES

To estimate expenses for the subject, the appraiser reviewed the last 12 month operating statement from the subject.

HEALTHCARE DEPARTMENT expenses include all those services required to provide nursing and/or personal care and all ancillary and therapy services. Stabilized staffing includes: directors of nursing (DON), ward clerks, therapists, social services, in-service coordinator, activities director, activities staff, registered nurses, licensed practical nurses and certified nursing assistants.

HEALTHCARE EXPENSES


                                     $                 %
                                   ANNUAL             EGI
                                   ------             ---

1996 Historical                  $2,257,628          48.2%

Appraiser's Stabilized           $2,370,509          48.2%


ADMINISTRATIVE and general expenses include salaries for administrators, secretaries, clerks and bookkeepers. Expenses also include payroll benefits, taxes, insurance, state provider or licensure fees (if applicable), phone, legal, accounting management, transportation, miscellaneous and supplies.


ADMINISTRATIVE EXPENSES

                                     $                 %
                                   ANNUAL             EGI
                                   ------             ---

1996 Historical                  $1,027,481          21.9%

Appraiser's Stabilized           $1,078,855          21.9%

THE DIETARY DEPARTMENT provides food service for patient/residents and staff and is an important ingredient in the subject's overall marketing package. The facility provides three meals a day, seven days a week. Stabilized staffing includes: dietician/food service managers, cooks and server/helpers.


DIETARY-EXPENSES


                                      $                %
                                   ANNUAL             EGI
                                   ------             ---

1996 Historical                   $281,952            6.0%

Appraiser's Stabilized            $296,050            6.0%


HOUSEKEEPING AND LAUNDRY expenses include salaries for: directors of housekeeping and laundry, housekeepers and laundry workers.


HOUSEKEEPING LAUNDRY EXPENSES


                                     $                 %
                                  ANNUAL              EGI
                                  ------              ---

1996 Historical                  $146,694            3.1%

Appraiser's Stabilized           $154,029            3.1%


MAINTENANCE expenses include all those necessary to operate and maintain the physical plant. Staffing includes: maintenance manager, skilled maintenance personnel and unskilled personnel. This category covers all day-to-day repairs, periodic repainting and cosmetic work and lawn and service contracts.

MAINTENANCE EXPENSES

                                    $                 %
                                 ANNUAL              EGI
                                 ------              ---

1996 Historical                 $205,062             4.4%

Appraiser's Stabilized          $214,315             4.4%


TOTAL EXPENSES are stabilized at $4,114,757 or 83.6% of effective gross income.


TOTAL EXPENSES

                                   $                  %
                                ANNUAL               EGI
                                ------               ---

1996 Historical               $3,918,817            83.6%

Appraiser's Stabilized        $4,114,757            83.6%


Following is the appraiser's reconstructed pro forma operating statement with stabilized income and expenses for subject property:

                     RECAP OF HISTORICAL VS STABILIZED INCOME


                                                          12
                                                         MOS
                                                        1996    APPRAISER'S
                                                      BUDGET     STABILIZED
                                                      ------     ----------

Eff. Gross Income                                 $4,685,073     $4,919,327

Less Expenses *

  Healthcare Unit                                 $2,257,628     $2,370,509

  Administration                                  $1,027,481     $1,078,855

  Dietary                                           $281,952       $296,050

  Housekeeping/Laundry                              $146,694       $154,029

  Maintenance                                       $205,062       $215,315
                                                     -------        -------

Fixed/Operating Exps                              $3,918,817     $4,114,757
                                                   ---------      ---------

NET INCOME                                          $766,256       $804,569
                                                     -------        -------
                                                     -------        -------




* Some expenses may have been eliminated as non-recurring or reclassified to facilitate comparison with the appraiser's estimates and may not match historical numbers.

                                 CAPITALIZATION

Most investors, in determining what price they would pay for The Hearthstone of Round Rock, begin with the net income (estimated in the preceding section). This net income is converted into a value estimate by means of capitalization; the overall capitalization rate is simply the ratio of net income to value.

The typical investor, when selecting his desired rate of return (or overall capitalization rate), considers: (a) the term for which he will hold the property and (b) his initial cash investment. The investor's initial equity is his actual downpayment at the time of purchase. His return is considered to be all of the income stream during the holding period and the cash he receives when he sells the property. The investor's equity may increase due to loan amortization and is further affected by appreciation or depreciation in property value.

Most investors consider the actual yield on equity more important than yield on purchase price. Today's market requires an after tax yield of 10% to 25%, depending upon the property type and the degree of risk.

The appraiser developed a Capitalization Rate using both a Direct Capitalization method and a Yield Capitalization method.

DIRECT CAPITALIZATION

LONG TERM CARE FACILITY SALES

Capitalization rates on typical investment type real estate currently range from 8% to 10%. Historically, properties like subject, with some Going Concern Value or Special Use characteristics, have commanded an increase in capitalization rate of 1% to 3% over typical investment type property.


                   SUMMARY NURSING HOME FACILITY SALES

                          OCCU-    PRVT   SF/     SP/     SP/            CAPT
             UNITS  AGE   PANCY    PAY   UNIT     SF     UNIT     EGIM   RATE
             -----  ---   -----    ---   ----    ----   ------    ----   ----
 Averages     166   16     86%     42%    283    $103   $30150    1.33   14.1%

Total Facilities   30


The data suggests a current rate of 13.5% to 14.5% (adjusted for today's market).


YIELD CAPITALIZATION

MORTGAGE EQUITY ANALYSIS


The appraiser prepared a Mortgage Equity Analysis and developed a Weighted Average Capitalization Rate sufficient to service the mortgage debt and equity position. The Appraisal Foundation publishes a monthly of mortgage interest rates derived from a survey of major institutional investors in the U.S. Although interest rates for Nursing Homes are not included in the survey, lenders advise that a premium of 1% to 3% should be added to the general apartment rate to reflect the increased risk for any property containing some Going Concern Value.

To develop an Overall Capitalization Rate by Band of Investment, Mortgage - Equity, we assumed a first mortgage of 75% loan to value and 10.25% interest rate, amortized over 25 years. Nursing Home lenders confirm this criteria would be currently acceptable. The Equity Yield Rate was estimated at 25%. The appraiser consulted with two major purchasers of this type property, who reported that this return is sufficient to attract equity capital.


The weighted average does not reflect equity buildup from mortgage amortization during the holding period. Mortgage amortization would accrue to the equity position and satisfy part of the owner's yield requirements. To reflect this, the appraiser deducted an appropriate rate from the weighted average. The mortgage amortization rate is calculated by multiplying the loan to value ratio, times the portion of the loan that will be paid off at the end of the holding period; this product is multiplied by the Sinking Fund Factor at the equity yield rate.


The weighted average rate does not incorporate the value appreciation or depreciation that can be anticipated for this type property in this location over the investment period. Studies show that well located real estate will appreciate in value at a rate at least equal to the inflation rate. We have assumed no appreciation or depreciation.

                         NATIONAL MARKET INDICATORS
                         --------------------------


                              REGIONAL MALL              CBD OFFICE                   INDUSTRIAL                 APARTMENT
                              -------------              ----------                   ----------                 ---------
                          3rd Qtr     Prior Qtr     3rd Qtr      Prior Qtr      3rd Qtr      Prior Qtr     3rd Qtr     Prior Qtr
-----------------------------------------------------------------------------------------------------------------------------------
Discount Rate (IRR)(a)

  Range               10.00%-14.00% 10.00%-14.00% 10.00%-15.00% 10.00%-15.00% 8.50%-14.00% 9.00%-14.00% 10.00%-12.50% 10.00%-12.50%
  Average                 11.56%        11.50%       11.93%        11.99%        11.19%        11.22%       11.30%        11.35%
  Change (b.p.)             --            +6           --            -6            --            -3           --            -5

Overall Cap Rate
(OAR)(a)

  Range                6.25%-11.00%  6.25%-11.00% 7.00%-12.00%  8.00%-12.00%  7.25%-13.00%  7.25%-13.00% 8.00%-10.50%  7.50%-10.50%
  Average                 8.33%         8.17%        9.47%         9.53%         9.23%         9.23%        9.03%         8.98%
  Change (b.p.)             --           +16           --            -6            --            0            --            +5

Residual cap rate

  Range                7.50%-11.00%  7.00%-11.00% 8.25%-12.00%  8.25%-12.00%  8.00%-11.00%  8.00%-11.00% 8.50%-10.50%  8.00%-10.50%
  Average                 8.71%         8.56%        9.67%         9.67%         9.55%         9.51%        9.32%         9.39%
  Change (b.p.)             --           +15           --            0             --            +4           --            +3

(a.)  Rate on unleveraged, all-cash transactions.
-----------------------------------------------------------------------------------------------------------------------------------

Definitions:



B.P.:  Basis Points

DISCOUNT RATE (IRR): Internal rate of return on equity in an all-cash transaction, based on annual year-end compounding; formerly termed the Free and Clear Equity RR in the Korpacz Survey.

OVERALL CAPITALIZATION RATE (OAR): Initial cash-on-sale rate of return on the equity investment in an all-cash transaction; formerly termed the Free and Clear Equity Cap Rate in the Korpacz Survey.

RESIDUAL CAP RATE: Overall capitalization rate used in calculation of residual price at conclusion of forecast period.


Source: Korpacz Real Estate Investor Survey. Personal survey of a cross section of major institutional equity real estate market participants conducted in October 1995 by Peter F. Korpacz & Associates, Inc. Published Fall 1996 in Valuation Insights & Perspectives.


                       AS %        X     REQUIRED ANNUAL      =       CAPT
                     OF TOTAL                 RETURN                   RATE
First Mortgage       75.00%        X         11.12%           =       8.34%
Equity               25.00%        X         25.00%           =       6.25%

Weighted Average                                                     14.59%



LESS CREDIT FOR EQUITY BUILDUP:


                     X       PART       X          SINKING         =
LOAN RATIO                   LOAN                FUND FACTOR
                           PAID OFF
       75.00%        X       5.63%      X          0.12180         =    0.51%



ADJUSTMENT FOR DEPRECIATION/APPRECIATION:



 PLUS DEPRECIATION (OR   X           SINKING FUND            =
   MINUS APPRECIATION)                  FACTOR
          0.0%           X              0.12180              =         0.00%


OVERALL CAPITALIZATION RATE:


TOTAL                                 14.08%


CAPITALIZATION RATE SUMMARY

The various techniques examined indicated capitalization rates of:



Direct Capitalization (Sales Data)                 13.5 to 14.5%
Mortgage Equity                                    14.1%


An overall capitalization rate of 14.00% was selected for our analysis, indicating a value by the Income Capitalization Approach of:


       NET INCOME     +    CAPT.RATE     =    VALUE

       $804,569       +    14.00%        =    $5,746,923



MARKET VALUE OF REAL PROPERTY, PERSONAL    (R)$5,750,000
PROPERTY & BUSINESS VALUE

                   SALES COMPARISON APPROACH TO VALUE

                   SALES COMPARISON APPROACH TO VALUE

The sales comparison approach is defined as "a set of procedures in which an appraiser derives a value indication by comparing the property being appraised to similar properties that have been sold recently, applying appropriate units of comparison, and making adjustments, based on the elements of comparison, to the sales prices of the comparables." (This information taken from THE DICTIONARY OF REAL ESTATE APPRAISAL, American Institute of Real Estate Appraisers, second edition.)

In this approach, the market value of the subject is estimated by comparing it to similar properties that have sold recently. This approach is predicated on the direct relationship between subject property's market value and the sale prices of comparable properties. In the case of a Nursing Home, such as the subject, these properties are sold and purchased by investors on a regional and national basis. For selection of comparable properties, we sought recent sales first within Texas and then in the United States.

The accurate application of this approach is based, in part, on the choice of an appropriate unit of comparison, as shown on the summary grid. We extracted from each comparable two physical indicators and one economic indicator. The physical indicators included sales price per revenue-generating unit (beds or apartments) and sales price per square foot. The economic indicator used was an effective gross income multiplier (EGIM). The following section presents information on the sales analysis of comparables for an indicated value of the subject property.

This appraiser interviewed Ms. Fern Chenault, Contract Coordinator in the Department of Human Services Long Term Care Division concerning whether the property owner could operate the subject facility and participate in the state nursing home reimbursement program, in the event the current lessee does not extend the lease. It was the opinion of Ms. Chenault that there are no legal or regulatory requirements that would prohibit the property owner from obtaining a new tenant or management company to operate the nursing home facility. The reader is cautioned that the appraiser is not an expert on nursing home or medicaid matters and this critical assumption should be confirmed by legal counsel. If this assumption is not accurate it could have a dramatic impact on the property's value.

                              Facilities Within State


 COMP                                                       OCCU-       PRIV.     SF/       SP/       SP/                  CAPT
  #           STATE       DATE         BEDS       AGE       PANCY       PAY       BED       SF        BED       GIM        RATE
 1340         TX          Feb 93       302         15        .80        .90        407       112       45364    1.31       .139
 1469         TX          Apr 93       270         10        .94        .35        245       112       27500    1.20       .129
 1470         TX          Jan 93       195         31        .85                   282        66       18500    1.23       .134
 1493         TX          Dec 93       101                   .96        .27        182       110       20000    1.08       .259
 1498         TX          Apr 93       120          4        .80        .43        236       100       23500    1.40       .032
 1555         TX          Dec 94       120          7        .98        .37        291       175       50833    2.45       .139
 1557         TX          Dec 94       224         18        .90        .96        338       201       68969    2.54       .103
 1600         TX          Oct 94       342                   .75        .15        220        94       20760    0.91       .105
 1635         TX          Jul 95       178          7        .98        .62        345       155       53371    1.72       .087
 1636         TX          Jan 95       120          7       1.00        .30        351        98       34333
 1637         TX          Jul 95       120          7        .90        .32        271        92       25000    1.03       .178
 1638         TX          Jan 94       192          6        .87       1.00        347       101       35000    1.76       .161
 1639         TX          Jul 94       120          8        .92        .49        309       113       35000    1.23       .090
 1640         TX          Jun 94       100          1        .95                   287        81       23250
 1641         TX          Sep 94       240          8        .90                                       50000
 1642         TX          Apr 94       160         22        .98        .25        259        74       19063    0.91       .194
 1644         TX          May 94       140          8        .90        .22        262       109       28571    1.18       .188
 1645         TX          Dec 93       120         10        .84                   249       104       25908    1.58       .164
 1646         TX          Dec 93       206          9        .80                   277       136       37600
 1647         TX          Oct 93       107         25        .94        .30        207       124       25701    1.11       .161
 1730         TX          May 94       157          9        .76                   387        50       19325
 1731         TX          Oct 95        60         12        .76        .95        349       103       35833    1.49       .189
 1732         TX          Dec 95       102         21        .75                   196        90       17647
 1733         TX          Dec 95       169         25        .92        .26        237       117       27751    1.10       .127
 1734         TX          Jul 95       181         20        .91        .28        298        87       26000    1.35       .104
 1735         TX          Apr 96       178         20        .87        .15        365        73       26764    1.19       .077
 1736         TX          Jan 95       166         11        .95                   246       123       30120
 1737         TX          Jan 95       280         66        .71        .02        314        57       17857
 1779         TX          Aug 96       112         31        .54                   220        82       18000    0.94       .125
 1780         TX          Aug 96       111         35        .84                   247        73       18000    0.74       .221



Average:                               166         16        .86        .42        283       1.3       30150    1.33       .141



Total Facilities:   30


                                     COMPARABLE #1779



Property:                          Oaks Health and Rehabilitation Center

Location:                          510 North 3rd Street
                                   Orange, TX

Seller:                            Continue, Inc.

Buyer:                             Orange, L.L.C.

Level of Care:                     NH

Date of Sale:                      AUG 96

Sale Price:                        $2016000

Terms:                             Cash to seller.

Building Notes:                    Wood and hadite block w/brick veneer and flat
                                   built-up tar and gravel roof in average condition

Building Date:                     1965

No. of Units:                      112

Occupancy:                         0.54

Building SF:                       24654 SF

SF/Unit:                           220 SF

Effective Gross Income:            $2151192

Expenses:                          $1899502

Net Income:                        $251690

Price/SF:                          $82/SF

Price/Unit:                        $18000/Unit

EGIM:                              0.94

Capt. Rate:                        0.1250



Comments:      2.5 acre site; Grantee entered into a triple net lease agreement
               w/ Sunrise Healthcare: 10 yrs with 2-5 yr options; beginning lease rate of $346,320/annum or $260/mo.

                                  COMPARABLE #1780




Property:                          Jones Health and Rehabilitation Center

Location:                          3000 Cardinal Drive Orange, TX

Seller:                            Continue, Inc.

Buyer:                             Orange, L.L.C.

Level of Care:                     NH

Date of Sale:                      AUG 96

Sale Price:                        $1998000

Terms:                             Cash to seller.


Building Notes:                    Wood and hadite block w/brick veneer and flat
                                   built-up tar and gravel roof in average condition.

Building Date:                     1962

Year Renovated:                    63

No. of Units:                      111

Occupancy:                         0.84

Building SF:                       27385 SF

SF/Unit:                           247 SF

Effective Gross Income:            $2687722

Expenses:                          $2246935

Net Income:                        $440787

Price/SF:                          $73/SF

Price/Unit:                        $18000/Unit

EGIM:                              0.74

Capt. Rate:                        0.2210


Comments:      3.1 acre site; Grantee entered into a triple net lease agree-
               ment w/ Sunrise Healthcare: 10 yrs with 2-5 yr options; beginning lease rate of $346,320/annum or $260/mo.

                                  COMPARABLE #1731




Property:                          Walden Oaks Health Care Center

Location:                          5100 Newcome Drive

San Antonio, TX Seller:            Retirement Services of America

Buyer:                             Liberty Place Associates

Level of Care:                     NH

Date of Sale:                      OCT 95

Sale Price:                        $2150000

Terms:                             Cash

Building Notes:                    Wood frame with stucco finish and slightly
                                   pitched composition roof; well maintained.

Building Date:                     1983

No. of Units:                      60

Occupancy:                         0.76

Building SF:                       20950 SF

SF/Unit:                           349 SF

Non-Medicaid Ratio:                0.95

Effective Gross Income:            $1439506

Expenses:                          $1034256

Net Income:                        $405250

Price/SF:                          $103/SF

Price/Unit:                        $358331 Unit

EGIM:                              1.49

Capt. Rate:                        0.1890


Comments Buyer purchased adjacent retirement center from same seller in 1993.

                                  COMPARABLE #1733



Property:                          Afton Oaks Nursing Center

Location:                          7514 Kingsley Street

Houston, TX Seller:                Williams Nursing Homes, Inc.

Buyer:                             Divisicare Leasing Corp.

Level of Care:                     NH

Date of Sale:                      DEC 95

Sale Price:                        $4690000

Terms:                             Cash

Building Notes:                    Good condition

Building Date:                     1971

Year Renovated:                    1986

No. of Units:                      169

Occupancy:                         0.92

Building SF:                       40019 SF

SF/Unit:                           237 SF

Non-Medicaid Ratio:                0.26

Effective Gross Income:            $4251089

Expenses:                          $3653652

Net Income:                        $597437

Price/SF:                          $117/SF

Price/Unit:                        $27751/Unit

EGIM:                              1.10

Capt. Rate:                        0.1270


Comments:    Expenses include approx. 5% management fee.

                                  COMPARABLE #1635




Property:                          Huguley Nursing Center

Location:                          301 Huguley Boulevard
                                   Forth Worth, TX

Seller:                            SW Adventist Health Services

Buyer:                             Sunbelt Health Care Prop., Inc

Level of Care:                     SNF

Date of Sale:                      Jul 95

Sale Price:                        $9500000

Terms: 90% Cash; approximately 10% owner financed terms unknown

Building Notes:                    Wood frame, brick veneer and stucco w/ flat
                                   built-up roof good condition; no deferred
                                   maintenance noted at time of sale.

Building Date:                     1988

No. of Units:                      178

Occupancy:                         0.98

Building SF:                       61390 SF

SF/Unit:                           345 SF

Non-Medicaid Ratio:                0.62

Effective Gross Income:            $5535000

Expenses:                          $4705000

Net Income:                        $830000

Price/SF:                          $155/SF

Price/Unit:                        $53371/Unit

EGIM:                              1.72

Capt. Rate:                        0.0870


Comments:      Located between the Huguley hospital and a retirement center;
               patients drawn from both facilities; interior and exterior appeal above average based on other TX facilities; Patient mix: PvtPay
               50%, Medicare 12%, Medicaid 38%; 1994 Avg PvtPay approximately
               $69ppd semi-pvt & $77ppd full private; 9.52 acres

                                  COMPARABLE #1734




Property:                          Granbury Care Center

Location:                          301 Park Street, Granbury, TX

Seller:                            Granbury Nursing Home, Inc.

Buyer:                             Lynnhaven 1 - LLC

Level of Care:                     NH

Date of Sale:                      JUL 95

Sale Price:                        $4706000

Terms:                             Cash

Building Notes:                    Wood frame, brick veneer with slightly
                                   pitched comp. roof; well maintained.

Building Date:                     1976

Year Renovated:                    1995

No. of Units:                      181

Occupancy:                         0.91

Building SF:                       53887 SF

SF/Unit:                           298 SF

Non-Medicaid Ratio:                0.28

Effective Gross Income:            $3474852

Expenses:                          $2984941

Net Income:                        $489911

Price/SF:                          $87/SF

Price/Unit:                        $26000/Unit

EGIM:                              1.35

Capt. Rate:                        0.1040


Comments:    Expenses include 5% management fee; Originally 101 beds; 20 added in 1983 and 60 in 1988.

                                                 SALES COMPARISON SUMMARY GRID






 COMP#                                Subject      # 1779          #1780           1731        # 1733         # 1635         # 1734
 NAME                          Hearthstone of        Oaks          Jones         Walden         Afton        Huguley       Granbury
                                   Round Rock      Health         Health           Oaks          Oaks        Nursing           Care
 City                              Round Rock      Orange         Orange     San Anton.       Houston       Ft Wprtj       Granbury
 State                                     TX          TX             TX             TX            TX             TX             TX
-----------------------------------------------------------------------------------------------------------------------------------

    PROPERTY DATA
 Year Built                              1988        1965        1962,63           1983          1971           1988           1976
 #Beds                                    120         112            111             60           169            178            181
 GBA (sf)                              47,000       24654          27385          20950         40019          61390          53887
 SF Per Bed/Apt                           392         220            247            349           237            345            298
 NOI                                 $804,500    $251,689       $440,795       $405,250      $597,437       $830,000       $489,911
 Expense %                             83.60%         88%            83%            72%           86%            85%            86%

     SALE DATA
 Date of Sale                             ---     Aug '96        Aug '96        Oct '95       Dec '95        Jul '95        Jul '95
 Sale Price                               ---  $2,016,000     $1,998,000     $2,150,000    $4,690,000     $9,500,000     $4,706,000
 Price Per Bed/Apt                        ---     $18,000        $18,000        $35,833       $27,751        $53,371        $26,000
 Price / SF                               ---      $81.77         $72.96        $102.63       $117.19        $154.75         $87.33
 EGIM                                     ---        0.94           0.74           1.49          1.10           1.72           1.35
 OAR                                      ---      12.48%         22.06%         18.85%        12.74%          8.74%         10.41%

     ADJUSTMENTS
 NOI Per Bed/Apt                       $6,704      $2,247         $3,971         $6,754        $3,535         $4,663         $2,707
 Adjustment                               ---        2.98           1.69           0.99          1.90           1.44           2.48
   Adjusted $ / Unit                      ---     $53,700        $30,388        $35,568       $52,629        $76,734        $64,399
   Average - Mean                     $52,236

 NOI / SF                              $17.12      $10.21         $16.10         $19.34        $14.93         $13.52          $9.09
 Adjustment                               ---        1.68           1.06           0.88          1.15           1.27           1.88
   Adjusted $ / Unit                      ---     $137.11         $77.59         $90.81       $134.37        $195.92        $164.42
   Average - Mean                        $133

 EGIM                                     ---        0.94           0.74           1.49          1.10           1.72           1.35
 Adjustment                               ---        0.27          -0.05          -0.71          0.15           0.09           0.15
   Adjusted $ / Unit                      ---        1.21           0.69           0.78          1.25           1.81           1.50
   Average - Mean                        1.20



                        ADJUSTMENTS TO COMPARABLE SALES


Since investment grade properties are bought for their income producing capabilities, investors will pay more for a property with a higher income. To adjust for this economic difference in the sales comparables, we used a net income differential multiplier, which recognizes any percentage change between the comparables' and the subject's net income on a per bed or per square foot basis. For example, the subject's net income on a per bed basis was 298% of Comparable Number # 1779's net operating income. Accordingly, an economic multiplier of 2.98 was applied to that comparable's sales indicator. This analysis was used for all of the comparables, on both a per square foot basis and per revenue generating unit (bed or apartment) basis. Since the economics of a property are a direct reflection of the physical features, amenities, and location, no further adjustments for these items was considered necessary.

                             SALES PRICE PER BED

HealthCare Property Appraisers maintains a nationwide data bank on long term health care facilities, which currently includes sales of over 1,800 facilities. Facilities which are of good quality but predominantly medicaid funded are selling on a nationwide basis for approximately $25,000 to $50,000 per bed. Higher quality homes, which offer better services, amenities, and therapy areas, or homes with unusual profit potential, generally sell for $45,000 to $75,000 per bed.

The comparables selected for close analysis have an unadjusted sales price per bed ranging from $18,000 to $53,371, with an average of $29,826. Factors which affect the sales price per bed include unit mix, number of residents per room, project amenities, and average area per bed. A property which has a larger average area per bed will typically sell at a higher unit price.

After adjusting the comparables to the subject using the net income differential multiplier, the sales price per bed formed a range of $30,388 to $76,734, with an average of $52,236. Giving further consideration to subject's average bed area and other physical characteristics, the value range on a per bed basis is estimated at $51,000 to $53,000. Applying this range to the subject's 120 units indicates a value range of $6,120,000 to $6,360,000.


#BEDS           X         SALE PRICE PER BED  =    INDICATED VALUE
-----                     ------------------       ---------------

120 units       X         $51,000to $53,000   =    $6,120,000 to $6,360,000




                          SALES PRICE PER SQUARE FOOT

The unadjusted comparables formed a sales price range from $73 to $155 per square foot, with an average of $103. An inverse relationship usually exists between the sales price per square foot and the average area per bed, assuming all amenities and services are similar (i.e., a smaller unit usually generates more income on a per square foot basis than a larger unit). This relationship is reflective of staffing costs because per resident day costs are typically not directly influenced by unit size. It is also reflective of the fixed costs of furniture, fixtures, and equipment, which are spread over the total square footage. After economic adjustments, the comparables formed a sales price per square foot range of $78 to $196, with an average of $133.

Considering the subject's functional utility, area per resident, quality and condition, we believe a value range of $130 to $135 per square foot to be indicated. Applying the unit values to the subject's 47,000 Sq Ft of gross building area indicates a value range of $6,110,000 to $6,345,000.



BUILDING SIZE    X        SALE PRICE PER SF    =   INDICATED VALUE
-------------             -----------------        ---------------

47,000 Sq Ft     X        $130 to $135         =   $6,110,000 to $6,345,000


                      EFFECTIVE GROSS INCOME MULTIPLIER

The most common method of developing an Income Multiplier is derivation from sales data. In the case of a Special Use property with highly variable income and expense characteristics, however, this can be misleading. It is also possible to develop an Income Multiplier by mathematical calculation using expense and capitalization rate data: the Profit Ratio (Net Income as a percentage of Effective Gross Income) divided by the Capitalization Rate equals the Income Multiplier.


               1-EXPENSERATIO
               --------------   =   INCOMEMULTIPLIER
                 CAPT.RATE

In the Income Approach, we estimated that the subject property could reasonably be expected to experience an expense ratio of 83.6% in a stabilized year. In our Capitalization Analysis, we estimated the appropriate capitalization rate in today's market to be 14%. These figures produce an Income Multiplier as follows:

                            100% -83.6%
                            -----------    =     1. 17X
                               14%


The effective gross income multiplier (EGIM) is an extracted indication of value based upon the property's effective gross income. Key items affecting the EGIM include the expense ratio percentage, census mix, occupancy and rate schedule. Typically, the expense ratio percentage and EGIM have an inverse relationship (i.e., a higher expense ratio percentage generates a lower EGIM).

The appraiser carefully evaluated the comparables and eliminated those on the extreme end of the range from consideration. The unadjusted comparables form a wide range of EGIMs, between 0.74 to 1.72, with an average of 1.22. The subject's expense ratio percentage is 83.6%, which falls near the middle of the range of the comparables. Accordingly, the indicated EGIM for the subject property is near the middle of the range. To help quantify the EGIM mathematically, we calculated the percentage change between the highest and lowest EGIM divided by the high and low ends of the expense percentage. Using this methodology, a percentage change of 0.0610 is calculated for each change of 1% between the comparables and the subject's expense percentage, as shown below.


                    DELTAY  =  1.72-0.74  =  0.98  =  6.10  +  100  =  0.0610
                    ------     ---------     ----     ----             ------
                    DELTAX     .880-.720      .16     100%               1%


After adjustments, the EGIMs formed a tighter range of 0. 69 to 1.81, with an average of 1.20. After considering the EGIMs indicated by: (a) the comparable data and (b) the subject's own expense ratio and capitalization rate analysis, we believe the indicated EGIM range for the subject property is 1.18 to 1.22. Applying these multipliers to the subject's effective gross income of $4,919,000 yields a value range of $5,804,420 to $6,001,180.

      EFFECTIVE GROSS            INCOME    =         INDICATED
          INCOME         X     MULTIPLIER  =           VALUE
      --------------           ----------             --------
        $4,919,000       X    1.18 to 1.22 =  $5,804,420 to $6,001,180


                   RECONCILIATION OF SALES COMPARISON INDICATORS

The value ranges developed by the indicators are summarized below:



 INDICATORS OF VALUE                       VALUE RANGE
 SALES PRICE PER BED                  $6,120,000 to $6,360,000

 SALES PRICE PER SQUARE FOOT          $6,110,000 to $6,345,000

 EFFECTIVE GROSS INCOME MULTIPLIER    $5,804,420 to $6,001,180



The effective gross income multiplier is usually a more reliable indicator of the subject's market value because it automatically adjusts for any differences between the comparables caused by rate fluctuations or occupancy and self pay ratio differences. The sales price per bed tends to be a good indicator if the comparables have similar rates, per patient day occupancy, and self pay ratios. The sales price per square foot can be a good indicator, if all the comparables happen to be similar to size. The flaws or deficiencies of the physical indicators have been tempered with economic adjustment. Accordingly, we believe all indicators provided a meaningful, but limited, indication of value. Giving consideration to current market conditions and the subject's physical and economic characteristics, the sales comparison approach is best represented by a narrower range of $5,800,000to $6,250,000.

The usefulness of the Sales Comparison Approach in providing a value range is limited by differences in location, services and many other variables. A precise comparison between the comparable sales and the subject property is extremely difficult. We made economic adjustments to lessen these differences somewhat. Moreover, there is no accurate way to determine whether the sales prices actually paid represent fair market values, due to the unknown variables of buyers' and sellers' exact motivations or any special conditions that may have influenced the sales. We believe the sales comparison approach has limited application for indicating an exact value estimate. Accordingly, the reconciled range is intended primarily to test the reasonableness of the Cost and Income Capitalization Approaches.

       INDICATED MARKET VALUE             $5,800,000to $6,250,000

                        STABILIZED INCOME AND EXPENSES


                            (Appraiser's Estimate)





                                   [GRAPH]

                               SALES COMPARABLES


                                      [MAP]

                           ADJUSTED SALES COMPARISONS

                                SALE PRICE PER BED





                                    [GRAPH]

                           ADJUSTED SALES COMPARISONS

                           SALE PRICE PER SQUARE FOOT





                                   [GRAPH]

                           ADJUSTED SALES COMPARISONS

                            GROSS INCOME MULTIPLIER






                                   [GRAPH]

                      RECONCILIATION AND FINAL VALUE ESTIMATE


------------------------------------------------------------------------
INDICATED VALUE BY
   COST APPROACH                      $6,360,000

INDICATED VALUE BY
   INCOME APPROACH                    $5,750,000

INDICATED VALUE BY
   SALES COMPARISON APPROACH          $5,800,000
                                   TO $6,250,000


To estimate the final Market Value for The Hearthstone of Round
Rock, it is necessary to reconsider all three approaches, correlate the data, and determine what emphasis to give each approach.

The COST APPROACH was based upon a component cost breakdown prepared by a computer utilizing the Marshall and Swift Valuation Service Cost Data Bank. This nationally recognized building costs service prepared a very accurate estimate of replacement costs for subject's improvements. From replacement costs (direct and indirect) was deducted depreciation based upon observation and age of the improvements and sales data as well as consideration of Functional and External Obsolescence. Subject's 4.58 sf acres of land were valued at $109,170 per acre or $500,000. This approach indicated a market value for the real estate and the Furniture, Fixtures, and Equipment in The Hearthstone of Round Rock of $6,360,000, which includes an estimated $399,000 for FF&E.

The Principle of Substitution does not recognize the fact that it is very difficult to take a long-term care project from the initial construction stages through all of the regulatory agencies, obtain a Certificate of Need
(CON) from the state, operate the facility successfully, and generate the reputation for excellence necessary to attract a strong private pay census. The application and approval of the Certificate of Need necessary to operate will quite often take as long as two years and is by no means a guarantee of success. Once a CON has been obtained, it is sometimes sold prior to construction. Sales prices of $50,000 to $500,000 for an approved CON have been reported. The business expertise necessary to deal with the Medicaid and Medicare authorities as well as the multitude of governmental agencies regulating and supervising a nursing home also requires considerable specialized knowledge. None of this expertise was reflected by the Cost Approach to Value. Therefore, the least emphasis was placed upon the Cost Approach to Value in this analysis.

Under the INCOME APPROACH to value, the appraiser analyzed the subject property from the standpoint of a potential investor who would be most interested in its income stream. After reviewing the owner's operating statements for the subject property as well as other comparable properties, the appraiser believes the subject's estimated income stream is a reasonable expectation. Our stabilized income stream was based upon an anticipated Gross Income of $6,192,683,805, Occupancy of 95. 0 %,a non-government funded ratio of 6660 %, and Expenses of $4,114,757 (or 83.6 % of Effective Gross Income). The projected Net Income to Real Estate of $804,569 was capitalized at 14.00%. Based upon a consideration of current financing, available alternatives, and equity demands, the Market Value of The Hearthstone of Round Rock was indicated by the Income Approach to be $5,750,000, which includes $399,000 for Furniture, Fixtures and Equipment.

Under the SALES COMPARISON APPROACH, the appraiser reviewed a considerable number of sales of Nursing Homes. Analysis of this data after adjustments for property differences indicated a Market Value for The Hearthstone of Round Rock of $5,800,000to $6,250,000, based on a Gross Income Multiplier of 1. 18 to 1.22 and $51,000 to $53,000 per unit. The $5,800,000 to $6,250,000 value includes Furniture, Fixtures and Equipment estimated at $399,000.

We believe equal emphasis can be placed on the Sales Comparison and Income Capitalization Appraoches to Value. Based on the enclosed data and analyses, I believe the

Subject Property described herein has the following estimated Final Market Value as of March 20, 1997 at Stabilized Census, Occupancy and Rates:

FINAL MARKET VALUE OF SUBJECT PROPERTY:           $5,900,000



                             MARKETING PERIOD


Due to the fairly strong market and demand for Nursing Homes, The Hearthstone of Round Rock should be readily saleable. Although the market is not as strong today as it was a few years ago, there are a number of buyers seeking for this type property. In fact, the market for this type property is strong enough that they generally are not listed with real estate brokers, but are usually sold "off the market." The appraiser is familiar with the sale of a number of Nursing Homes that have taken place over the past year. The average sales time for those properties was approximately six months. If the subject property were fairly priced and adequately marketed, we believe it could be sold at our appraised value within approximately twelve months.

           ALLOCATION OF VALUE BETWEEN REAL PROPERTY, PERSONAL PROPERTY
                            AND BUSINESS ENTERPRISE


The total value of a real estate property frequently consists of only land and improvements. However, in the case of a "Going Concern" property in which a business is operated, such as a Nursing Home, the total value may also contain personal property and/or intangible assets (i.e., "Business Value") consisting of business enterprise, goodwill, and going-concern value). Income generated from the property is derived from tangible real and personal property and intangible assets.

Both the real estate and the business enterprise are required to generate income. To estimate the value of the real estate, the appraiser must divide the net operating income between the two components of real estate and business enterprise. In the case of a Nursing Home, the intangible assets (i.e., in-place management, staff, operations, stabilized occupancy, good will, percentage of nonsubsidized residents and general reputation of the property) are difficult to relocate. Consequently, the value attributable to them is considered to be tied to the real estate.

The operation of a Nursing Home is a highly specialized business enterprise, requiring extensive knowledge of national and state health care systems, over and above a knowledge of health care and the business acumen required to operate any business. This is evidenced by the fact that the State Department of Public Health requires very specific licensing of the professionals and real estate that provide these services.

Management of this specialized business can be contracted out to a professional management firm for a specified fee arrangement (typically 3% to 6% of effective gross income). The management firm will provide the business acumen to operate the business enterprise. However, the management company, while operating this business on behalf of an owner, will not assume the ownership risk of that business. Any liability risk, entrepreneurship risk, and/or losses to be covered are the responsibility of the owner of the business enterprise. Accordingly, the real estate interest and the operating business enterprise interest are two separate components that are frequently bought, sold, and leased independently from each other.

To study the value of the real estate separate from the value of the business enterprise, the appraiser first examined leases of various facilities. Our study of Nursing Home leases did not develop a consistent pattern of rental rates per bed or any other common denominator that could be applied to the subject appraisal assignment. The lease rate paid on a Nursing Home is affected by a large number of variables (e.g., the funding program for government subsidized residents, accounting methods used, occupancy and census ratio) in addition to the usual array of variables found in any real estate. These factors vary to such an extent that analysis of other leases in comparison to the subject property did not develop any meaningful or helpful data.

Analysis of leases on a specific subject property may also be less than helpful in estimating the value of the fee simple estate. An old lease may have a contract rental different from the market rental rate, developing some leasehold estate value. The leased fee value and the leasehold value can be ascertained by studying the fair market rental or economic rental of the subject property. However, it is not necessary to consider an old lease to develop a value for the fee simple estate.

The appraiser considered several methods for studying the Business Value by investigating the relationship between: (a) the COST OF TANGIBLE ASSETS versus the total VALUE OF ALL ASSETS (b) capitalization rates of typical investment properties versus Going Concern properties and (c) the debt coverage ratio required for Going Concern type real property.

COST ANALYSIS


Under the Cost Approach to Value, we estimated the replacement cost of all tangible components, such as land and direct and indirect construction costs. The difference between the reproduction costs of the tangible assets and the Final Market Value of the total subject property was considered to be an indication of Business Value.

           Final Market Value                 $5,900,000

           Less Cost Approach                 $6,360,000
                                              ----------

           Indicated Business Value           ($ 460,000)



CAPITALIZATION RATE ANALYSIS

Properties which include intangibles like Going Concern Value, normally have a higher Overall Capitalization Rate than properties without any Business Value. The higher Overall Capitalization Rate recognizes, in part, the greater risk of owning a business versus owning real estate or other tangible assets. Comparison of the subject's Capitalization Rate to the Capitalization Rate for properties not having any Business Value (but having similar age, construction, location and value) indicates the portion of the total value attributable to the business enterprise. The higher Capitalization Rate of Nursing Homes includes the return necessary on the real estate, the business portion, and furniture, fixtures and equipment. In our subject study we developed an Overall Capitalization Rate of 14.00% for the subject property. A fair market Capitalization Rate for a comparable property without any Business Value is considered to be 9.00%. Dividing the real estate Capitalization Rate of 9.00% by subject's Capitalization Rate of 14.00% indicates the portion of subject's value representing tangible real property and business value to be:

     REAL PROPERTY                  SUBJECT                     % TANGIBLE
       CAPT. RATE   DIVIDED BY     CAPT.RATE         =         REAL ESTATE
       ---------                   ---------                   -----------
         9.00%      DIVIDED BY       14.00%          =          64.0% (R)


         FINAL                     % TANGIBLE                    VALUE OF
      MARKET VALUE       X        REAL ESTATE        =        REAL PROPERTY
      ------------                -----------                 -------------
       $5,900,000        X         64.0% (R)         =          $3,776,000



Final Market Value (Total Property)                         $5,900,000

Less Value Of Real Property                                 $3,776,000
                                                            ----------

Business Value and Furniture, Fixtures And Equipment        $2,124,000

Less Furniture, Fixtures And Equipment                      $ 399,000
                                                            ----------

Indicated Business Value                                    $1,725,000



DEBT COVERAGE RATIO ANALYSIS

An indication of the subject property's Business Value can be developed by separating net income into real estate and business components. (Personal property is handled in our income model with a replacement reserve.) Investors in Nursing Home real estate and Nursing Home business enterprises have specific income rate of return and "debt coverage" requirements. The relationship between the "debt coverage" requirements of a real estate investor and the requirements of a business enterprise investor can be ascertained mathematically.

REAL ESTATE INVESTOR

There are several investors for real estate entities that do not contain the business enterprise component. Many investors want to be passive real estate investors, without the management problems or risk associated with operating a Nursing Home. The typical investor is a health-care oriented, real estate investment trust (REIT) who purchases 100% of a Nursing Home's real estate. The appraiser surveyed acquisition officers of several REITs to ascertain their rate of return and "debt coverage" (i.e., rent coverage) requirements:



     - Omega Healthcare is currently seeking 11.8% on a variable return and underwrites debt coverage with a minimum of 1.25X.

     - Healthcare REIT's current yield requirement is based on 500 points over the 10 year T bill rate. Today, this is a total return of 11.84%. Their minimum debt coverage ratio is 1.25X.

     - Health Equity Properties' current return requirement . is 12 % to 12.5 %. Their minimum debt coverage ratio is 1.25X to 1.4X, depending on the credit.


From the above data, it appears that the real estate in a Nursing Home like the subject property can be sold and leased back, giving a return to the passive real estate investor of approximately 11. 8 % to 12.5 %, or an average (mode) of 12 %. The most common " debt coverage" factor is 1.20X to 1.50X, or an average of 1.35X.

BUSINESS ENTERPRISE INVESTORS

Many Nursing Home operators and individual investors will purchase the business enterprise operating within a Nursing Home property. Consequently, the real estate in a Nursing Home is frequently sold to a real estate investor, such as a REIT. The new real estate owner will then lease it to a management company who will own and operate the business enterprise. Management companies and individual investors try to group their property operations within a specific state for obvious reasons; however, they will usually consider an individual acquisition within any state that has a viable government assistance program. We surveyed companies and individuals who invest in Nursing Home businesses to determine their requirements for investing in a Nursing Home business enterprise. The results of this survey include:



     - Health Prime, Inc., an active purchaser of Nursing Home going concerns and business enterprises, reported they would acquire a health care business (without the underlying real estate) if the investment would provide a return of 15 % to 17 %. This assumes they had no other facilities within the area, were not attempting to fill out their management team, and had no other ulterior motives.

     - Life Care Affiliates reported that their investors require a 15 % return on cash invested, assuming the real estate is owned by another entity and the investors are strictly buying the business operation with no interest in the underlying real or personal property assets.

     - Regency Health Care reported that they would be willing to consider purchasing a leasehold estate or the business interest in a going concern property, assuming a cash-on-cash return of 15 % to 18 %.

There are many potential purchasers actively seeking the acquisition of Nursing Homes either as "going concerns" (i.e., containing both real estate and the business enterprise) or as the operating business enterprise only. As evident from the above, the business enterprise operating within the subject real estate can probably be sold to an investor who would require a 15 % cash-on-cash return after satisfy all requirements of real estate, personal property and management.

DISTRIBUTION OF INCOME BETWEEN REAL ESTATE AND BUSINESS ENTERPRISE

The subject property's Economic Rental is the amount of net operating income available to satisfy a potential purchaser of the real estate and his requirements for rate of return and "debt coverage. " Conversely, the income available to an investor in the business enterprise is the income available after satisfying the priority claim on income by ownership of the real and personal property. The division of income (and value) between the various components of the total going concern entity (i.e., real property, personal property and business enterprise) can be developed by studying their mathematical relationship.

Debt coverage ratios for this type property range from 1.1OX to 3.OOX, depending on the quality of the property and dependability of its income stream. We believe the subject ranks average in credit risk and estimate a debt coverage ratio of 1.35X to be appropriate.

When a potential purchaser of real estate requires a "debt coverage" factor of 1.35, he is requiring that a minimum of 26% of the net operating income be available to compensate the business enterprise owner. Without that minimum return, no one will provide the requirements of business enterprise ownership for this facility. This is demonstrated mathematically as follows:


                                  DEBT                     MAXIMUM INCOME
     FACILITY'S NET             COVERAGE                    AVAILABLE TO
    OPERATING INCOME              RATIO                          REAL
    ----------------- DIVIDED BY --------            =      ESTATE OWNER
                                                            ------------
         100%         DIVIDED BY  1.35X              =           74%


                                INCOME
                               ALLOWABLE
                                TO REAL                  INCOME REQUIRED
       FACILITY'S               ESTATE                     FOR BUSINESS
   OPERATING INCOME     -        OWNER           =            OWNER
   ----------------            --------                    ------------
         100%           -         74%            =             26%

This analysis of the capital requirements of purchasers of Nursing Home real estate demonstrates that a minimum of 26% of the net operating income must be allocated to the business enterprise component. Conversely, a maximum of 74% of the property's net operating income is available for economic rental to the owner of the underlying real estate. Accordingly, the appraiser allocated 26% of net operating income to provide the necessary compensation for the required business enterprise ownership.

DISTRIBUTION OF VALUE BETWEEN REAL, PERSONAL AND BUSINESS PROPERTY

The personal property component has already been estimated and its respective capital requirement previously deducted. The remaining net income can be distributed between real property and business enterprise as shown above. By studying the capital return requirements of real property versus a business enterprise, a mathematical relationship between the value of those two components can be established.

Ownership of the real estate component requires a 10% return, according to the typical REIT investors in real estate. Ownership of the business enterprise component requires a 15% return on investment, according to typical purchasers of business property. A distribution of income and related values for the two property components is shown below. Assuming a $100,000 net operating income, and the required rate of return and debt coverage factors previously discussed, the "Going Concern" value of a Nursing Home would be distributed between real estate and business enterprise as follows:




Distribution of Income
Between Real Estate                                             Distribution of       Percentage Distribution
 Ownership & Business                 Required Rate              Value Between         of Value Between Real
 Enterprise Ownership          +       of Return         =        Components            Estate & Business
 (Assumes 1.35X Debt
 Coverage & $100K NOI)
---------------------------------------------------------------------------------------------------------------
    Real Estate =              +         10%             =           $740,000                 81%
    $74,000( 74%)

  Business Enterprise =        +         15%             =           $173,333                 19%
   $ 26,000( 26%)

  Total Property =
   $100,000 (100%)                                                   $913,333                100%




                Indicated Business Value:   $5,900,OOO X 19% = $1,121,000

SUMMARY


The two methods of estimating Business Value have indicated values as follows:

        Cost Analysis                                  ($460,000)

        Capitalization Rate Analysis                  $1,725,000

        Debt Coverage Ratio Analysis                  $1,121,000


After considering all methods, it was our opinion that the subject property's final Market Value of $5,900,000 included a Business Value of:

        BUSINESS VALUE                                $1,000,000

                             SUMMARY OF VALUES


It was our opinion that the Subject Property described herein had the following Market Value, as of March 20, 1997, at current occupancy and in its present physical condition, subject to the Underlying Assumptions and Limiting Conditions contained in this report:

        Land                                          $  500,000

        Building Improvements                         $4,001,000
                                                      ----------
        Total Real Estate                             $4,501,000

        Personal Property                              $ 399,000

        Business Value                                $1,000,000
                                                      ----------
        Total Property                                $5,900,000



SPECIAL CONDITION


After discussions with appropriate state agencies, the appraiser believes the property owner will be able to continue operating the subject facility as a nursing home. The reader is cautioned that the appraiser is not an expert on nursing home or medicaid matters and this critical assumption should be confirmed by legal counsel. If this assumption is not accurate it could have a dramatic impact on the property's value.

                 UNDERLYING ASSUMPTIONS AND LIMITING CONDITIONS


1. The Appraiser assumes no responsibility for legal matters nor renders an opinion of title. Good title to The Hearthstone of Round Rock is assumed.

2. The commissioning and/or possession of this report does not carry with it the right of publication, nor does it oblige the appraiser to appear in court, commission, or in any other capacity without prior arrangements and additional compensation.

     This appraisal report has been prepared for the exclusive benefit of its intended user, Capitol Senior Living, Inc.. It may not be used or relied upon by any other party. Any party who uses or relies upon any information in this report without the preparer's written consent is an unintended user, and does so at his own risk.

3. The separate values for land, equipment, business value and/or buildings must not be used in reference to any other appraisal and are invalid if so used. The distribution of total value applies only to existing utilization.

4. The factual information in this report--furnished by others or taken from public records--is believed to be reliable, but no responsibility is assumed for its accuracy. We do not guarantee the correctness of estimates, opinions, sketches and other exhibits.

5. One (or more) of the signatories of this appraisal report is a Member of the Appraisal Institute. The Bylaws and Regulations of the Institute require each Member to control the use and distribution of each appraisal report signed by such Member. Therefore, except as hereinafter provided, the party for whom this appraisal report was prepared may distribute copies of this appraisal report, in its entirety, to such third parties as may be selected by the party for whom this appraisal report was prepared. However, selected portions of this appraisal report shall not be given to third parties without prior written consent of the signatories of this appraisal report. Further, neither all nor any part of this appraisal report shall be disseminated to the general public by use of advertising, public relations, news, sales, or other media for public communication without the prior written consent of the signatories of this appraisal report.

6. The soil and subsoil, unless otherwise detailed, appear firm and solid. No engineering study has been made and the appraiser is not responsible for any adverse condition that may be found in these matters.

7. The appraiser is not an expert in pest detection or control. The value estimate tendered, unless qualified, assumes these matters (including but not limited to termites, dry rot, wet rot, and other wood-destroying organisms) are not present or have been detected and properly corrected.

8. Any description of improvements is intended to be general, for descriptive purposes only, and based primarily upon observation. All foundations and mechanical, plumbing, electrical, heating, ventilation, air conditioning, and roof systems are assumed to be adequate, in good working order and capable of performing the function for which they were designed. The appraiser has no expertise in this area and cannot certify the condition or functional adequacy of these items. A qualified inspector should be utilized for that purpose. The appraiser assumes no responsibility for any hidden or unapparent conditions of the property, soil, subsoil, or structures that would affect its value.

9. Any site or building improvement, whether existing or proposed, is assumed by the appraiser to comply with all applicable building codes, zoning and environmental regulations for this jurisdiction and is assumed to be a legal structure. The appraiser has not verified the accuracy of this assumption. We recommend an attorney be retained for verification purposes.

10. The existence (if any) of potentially hazardous material (such as, but not limited to, formaldehyde foam insulation, radon, asbestos or toxic waste) was not considered. The appraiser is not qualified to detect such substances and we urge the client to retain an expert in this field.

11. The appraiser has not researched the subject property for liens nor reviewed any mortgage documents. Our analysis is based upon the assumption that any mortgages encumbering subject are of such amount, rates, and terms as to be considered typical in the market place and would neither contribute to nor detract from the property's market value. The property is therefore appraised as though it were free and clear of any debt encumbrances or subject to financing which is generally acceptable in the market.

12. The value estimate and estimated income and expenses assume responsible ownership and typical, competent management.

13. Gross area of land and improvements is estimated by methods and from sources considered reliable and the data is believed to be accurate. However, no responsibility is assumed for its accuracy and it is recommended that a licensed surveyor be employed for that purpose. The appraiser's Final Market Value estimate is primarily predicated upon the economic viability of the project itself and its projected income stream. Any minor difference in the subject's actual land or improvement size would have little or no effect on its true market value. Any statement by the appraiser contained herein as to the size of land or building improvements is for descriptive purposes and is a statement of the appraiser's opinion as to the property's functional utility and not a statement of fact as to its physical size.

14. The subject property is subject to licensing and certification by several regulatory agencies. Our value estimate is predicated upon the subject property maintaining its Certificate Of Need and/or License and Certification to Operate as a Nursing Home. The loss of either one of those items could affect the value of the subject property.

15. In the event that any residents are funded by public or third party payors, we have assumed that all payments will be made promptly.

16. The Market Value estimate is predicated upon an assumption of stabilized occupancy, rates and census.

17. The appraiser's projections of income and expenses are not predictions of the future. They are our best estimates of current market thinking about what future income and expenses might be. We make no warranty or representations that these projections will materialize.

18. To the best of the appraiser's knowledge, the subject property is not currently under any option, listing or agreement of sale. There may have been transactions of this type, but the relevant details were not available. While any present or past listing, option or sales data on the subject available to the appraiser have been considered in this analysis, the Final Market Value was estimated as though subject were available for sale on the open market.

19. To the best of the Appraiser's knowledge, this report conforms to the current requirements prescribed by the Uniform Standards of Professional Appraisal Practice of the Appraisal Standards Board of the Appraisal Foundation as required by the Financial Institutions Reform, Recovery and Enforcement Act (FIRREA) and the Appraisal Institute.

20. The Americans with Disabilities Act "ADA" became effective January 26, 1992. We have not made a specific compliance survey and analysis of this property to determine whether or not it is in conformity with the various detailed requirements of the ADA. It is possible that a compliance survey of the property together with a detailed analysis of the requirements of the ADA could reveal that the property is not in compliance with one or more of the requirements of the act. If so, this fact could have a negative effect upon the value of the property. Since we have no direct evidence relating to this issue, I (we) did not consider possible noncompliance with the requirements of ADA in estimating the value of the property. Based on our personal inspection, we are not aware of any irregular or apparent non-compliant handicap items.

21. The final value conclusions in this report are predicated upon the assumption that the property is not subject to any management contract or lease and that the property would be available for negotiation of a new lease or management contract at this time.


SPECIAL CONDITION


After discussions with appropriate state agencies, the appraiser believes the property owner will be able to continue operating the subject facility as a nursing home, even if the current leassee does not extend their lease. The reader is cautioned that the appraiser is not an expert on nursing home or medicaid legal matters and this critical assumption should be confirmed by legal counsel. If this assumption is not accurate it could have a dramatic impact on the property's value.

                              APRAISER'S CERTIFICATION


I certify that, to the best of my knowledge and belief:


  - The statements of fact contained in this appraisal report are true and correct.

  - The reported appraisal analyses, opinions and conclusions are limited only by the reported assumptions and limiting conditions and are my personal, unbiased, professional analyses, opinions and conclusions.

  - I have no present or prospective interest in the property that is the subject of this report and I personal interest or bias with respect to the parties involved.

  - My compensation is not contingent upon the reporting of a predetermined value or direction in value that favors the cause of the client, the amount of the value estimate, the attainment of a stipulated result, or the occurrence of a subsequent event.

  - My analyses, opinions and conclusions were developed, and this report has been prepared, in conformity with the Uniform Standards of Professional Appraisal Practice of the Appraisal Standards Board of the Appraisal Foundation as required by the Financial Institutions Reform, Recovery and Enforcement Act (FIRREA) and the Code of Professional Ethics and Standards of Professional Appraisal Practice of the Appraisal Institute.

  - As of the date of this report, J. Michael Burroughs, MAI, SRA has completed the requirements of the continuing education program of the Appraisal Institute.

  - The use of this report is subject to the requirements of the Appraisal Institute relating to review by its duly authorized representatives.

  - The subject property was inspected by Franklin M. Ramsey and was not inspected by J. Michael Burroughs.

  - Eve L. Burroughs and Bonny J. Sinclair provided valuable assistance in compiling data for this report. No one else provided significant professional assistance to the undersigned. The appraiser gratefully acknowledges the contribution of data from several sources.

  -  The appraiser has complied with the USPAP competency provision.

  -  The USPAP departure provision does not apply.

  - This appraisal assignment was not based on a requested minimum or maximum valuation, a specific valuation, or the approval of a loan.


I do not authorize the out-of-context quoting from or partial reprinting of this appraisal report. Further, neither all nor any part of this appraisal report shall be disseminated to the general public by the use of media for public communication without the prior written consent of the appraiser(s) signing this appraisal report.


/s/   J. MICHAEL BURROUGHS
-------------------------------
J. MICHAEL BURROUGHS, MAI, SRA

                               REFERENCES


     The appraiser would like to acknowledge the following resources:

1. Laventhol & Horwath, Retirement Housing Industry 1989 (Laventhol & Horwath, Philadelphia, PA 1990).

2. Laventhol & Horwath, Nursing Home Industry 1988 (Laventhol & Horwath, Philadelphia, PA 1989).

3.   Marshall and Swift Computerized Services, Los Angeles, CA.

4.   National Planning Data Corporation, Ithaca, NY.

5.   SMG Marketing Group, Inc. -COPYRIGHT-1993.

6. Ernst & Young and American Association of Homes for the Aging Study. Continuing Care Retirement Communities: An Industry in Action, Analysis and Developing Trends, 1989.

7. THE DICTIONARY OF REAL ESTATE APPRAISAL, American Institute of Real Estate Appraisers, second edition.

8.   THE APPRAISAL OF REAL ESTATE, ninth edition.

9. THE GUIDE TO THE NURSING HOME INDUSTRY, 1993. A joint publication of Health Care Investment Analysts, Inc. and Arthur Andersen & Co.

10.  U. S. Bureau of Census.

11. MARION MERRELL DOW MANAGED CARE DIGEST LONG TERM CARE EDITION 1993. Marion Merrell Dow, Inc.

12. AN OVERVIEW OF THE ASSISTED LIVING INDUSTRY, October 1993, Coopers & Lybrand and The Assisted Living Facilities Association of America.


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                            QUALIFICATIONS OF APPRAISER

                          J. MICHAEL BURROUGHS, MAI & SRA
                                POST OFFICE BOX 2227
                       HWY 64 EAST, LAUREL TERRACE, 2ND FLOOR
                           CASHIERS, NORTH CAROLINA 28717

BUSINESS EXPERIENCE


J. Michael Burroughs has been engaged in the preparation of appraisals, feasibility studies, economic analyses, and general consulting on all types of properties for various clients. In the mid-1970s, Mr. Burroughs began specializing in the appraisal of long-term health care facilities and housing for the elderly. Since 1985, Mr. Burroughs has worked exclusively with long-term health care and housing for the elderly in the areas of appraising, brokerage, and finance.

Assignments have been in more than 44 of the 50 United States. Current assignments include all types of healthcare and senior housing real estate:

     Nursing Homes
     Continuing Care Retirement Communities (Both Rental and Endowment) Assisted Living Facilities
     Acute Care Hospitals
     Psychiatric Hospitals
     Congregate Living Facilities


Properties appraised total approximately 3,000 in number and exceed $7 Billion in appraised value. Mr. Burroughs has also been active as a general partner in five successful apartment to condominium conversion projects and is actively engaged in the buying and selling of investment real estate for his own account and for clients. He is a nationally recognized convention speaker and published author on healthcare appraising and financing.

EMPLOYMENT

HealthCare Property Appraisers of America, Inc. - President
     June, 1973 to Present

Atlantic Mortgage and Investment Company - First Vice President
     January, 1972 to July, 1973, Winston-Salem, NC

Wachovia Mortgage Company -- Asst. VP and Manager of the Charlotte Income
     Property Loan Department May, 1970 to January,
     1972, Charlotte, NC

Prudential Insurance Company Real Estate and Mortgage Loan Department Regional
     Appraiser December, 1964 to April, 1969, Montgomery, Alabama
     May 1969 to May, 1970, Charlotte, N. C.


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GENERAL EDUCATION

Mars Hill College-Associate of Arts--1962

University of North Carolina at Chapel Hill-B.S. in Business Administration
     (Major: Banking and Finance) 1964

REAL ESTATE EDUCATION

American Institute of Real Estate Appraisers-Real Estate Valuation-Course
     I-University of Mississippi, 1966.

American Institute of Real Estate Appraisers-Real Estate Valuation-Course
     II-Tulane University, 1967.

Various Seminars in Tax Deferred Exchanging and Computer Applications for
     Real Estate Analysis.

PROFESSIONAL CONTRIBUTIONS.

Mr. Burroughs has authored articles for national industry periodicals and is a nationally recognized speaker on the valuation of healthcare and senior living properties.

MEMBERSHIPS AND PROFESSIONAL DESIGNATIONS

The Appraisal Institute-MAI, SRA
Licensed Real Estate Broker
The Academy of Real Estate Exchangers
State Certified General Appraiser

AREA OF SPECIALTY-LONG-TERM HEALTH CARE

                   HEALTHCARE AND NURSING HOME FACILITIES

Facilities Appraised:   2500

Location:               Located in 44 States

Type: Skilled, ICF, Personal Care, Head Trauma, Long-Term Pediatric Care, Substance Abuse, Mentally Retarded
                        (MR), Rehabilitation, Alzheimer's, Acute, Sub-Acute, Rehab, and Psychiatric Hospitals

                   RETIREMENT HOUSING

Facilities Appraised:   60+

Location:               Located in over 14 States

Type: Lease Rental, Condo Ownership, Retirement Apartments with or without Nursing Home, Assisted Living, and Luxurious Hotel-type for the well elderly. Housing for the elderly requiring some personal care and services.



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


                    TYPICAL NURSING HOME CLIENTS (PARTIAL LIST)

      MORTGAGE/BOND LENDERS

      Bank One, Indianapolis, IN
      Bear Sterns Investment Bankers, New York, NY
      Dominion Bank, Richmond, VA
      First American National Bank, Nashville, TN
      First National of Maryland, Baltimore, MD
      Grove Capital, Atlanta, GA
      Healthcare REIT, Toledo, OH
      Hibernia National Bank, New Orleans, LA
      J. C. Bradford, Nashville TN and Pensacola, FL
      Maryland National Bank, Baltimore, MD
      Society Bank, Dayton, Ohio
      Southtrust Bank, N.A., Birmingham, AL
      Van Kampen Merritt, Philadelphia, PA
      Wachovia Bank & Trust, Raleigh, NC
      Wright One Financial, Dayton, OH

      HEALTHCARE MANAGEMENT COMPANIES

      American Retirement Corporation, Nashville, TN
      The Angell Group, Winston-Salem, NC
      Asheville Psychiatric Hospital, Asheville, NC
      Beverly Enterprises, Ft. Smith, AR
      Brian Management Group, Hickory, NC
      The Brunner Companies, Dayton, OH
      Charlotte Memorial Hospital, Charlotte, NC
      Convalescent Services, Atlanta, GA
      Cumberland Health Systems, Nashville, TN
      Denver Health Group, Denver, CO
      Diversicare Corporation of America, Franklin, TN
      Elmhurst Psychiatric Hospital, Portland, CT
      Genesis Health, West Point, PA
      Health Care Capital, Atlanta, GA
      Health Care Concepts, Atlanta, GA
      Health Prime, Atlanta, GA
      Meridian Healthcare, Towson, MD
      Multicare Management, Inc., Hackensack, NJ
      National Health Corporation, Murfreesboro, TN
      Nomura, New York, NY
      Quest Rescue, Atlanta, GA
      Quorum Health Services, Inc., Wellesley, MA
      Regency Health Care, Ormond Beach, FL
      Resource Housing of America, Atlanta, GA
      Royal Care, Inc., Cleveland, TN
      Southern Care Enterprises, Atlanta, GA
      TheraTx, Baltimore, MD
      Total Care Systems, Inc., West Point, PA
      WellCare, Inc., Atlanta, GA


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

 FEDERAL EMERGENCY MANAGEMENT AGENCY   See the Attached   O.M.B. No. 3067 0264
 STANDARD FLOOD HAZARD DETERMINATION     Instructions     Expires April 30, 1998
--------------------------------------------------------------------------------
                         SECTION I - LOAN INFORMATION
--------------------------------------------------------------------------------
1. LENDER NAME AND ADDRESS         2. COLLATERAL (Building/Mobile Home/Personal
                                                  Property) PROPERTY ADDRESS
                                   (LEGAL DESCRIPTION MAY BE ATTACHED.)

   HEALTHCARE PROPERTY APPRAISERS
   HWY 64 EAST BOX 2227             401 OAKWOOD BLVD
   CASHIERS, NC 28717               ROUND ROCK, TX 78681-4067

--------------------------------------------------------------------------------
3. LENDER ID. NO.   4. LOAN IDENTIFIER    5. AMOUNT OF FLOOD INSURANCE REQUIRED

                          7                    $ 0
--------------------------------------------------------------------------------
                                  SECTION II
--------------------------------------------------------------------------------
A. NATIONAL FLOOD INSURANCE PROGRAM (NFIP) COMMUNITY JURISDICTION
--------------------------------------------------------------------------------
              NFIP COMMUNITY         COUNTY(IES)      STATE    NFIP COMMUNITY
                  NAME                                            NUMBER
--------------------------------------------------------------------------------
ROUND ROCK, CITY OF                 WILLIAMSON         TX         481048
--------------------------------------------------------------------------------
B. NATIONAL FLOOD INSURANCE PROGRAM (NFIP) DATA AFFECTING BUILDING/MOBILE HOME
--------------------------------------------------------------------------------
NFIP MAP NUMBER OR
COMMUNITY-PANEL NUMBER     NFIP MAP PANEL
(COMMUNITY NAME, IF NOT  EFFECTIVE/REVISED                             NO. NFIP
THE SAME AS "A")                DATE         LOMA/LOMR    FLOOD ZONE      MAP
48491C0330D                   01/03/97                        X
                                           ----  -----
                                           Yes    Date
--------------------------------------------------------------------------------
C. FEDERAL FLOOD INSURANCE AVAILABILITY (CHECK ALL THAT APPLY)
--------------------------------------------------------------------------------
  /X/ Federal Flood Insurance is available (community participates in NFIP).
      /X/ Regular Program / / Emergency Program of NFIP
  / / Federal Flood Insurance is not available because community is not participating in the NFIP
  / / Building/Mobile Home is in a Coastal Barrier Resources Area (CBRA),
      Federal Flood Insurance may not be available.
           CBRA designation dates:
                                   ----------------------------
--------------------------------------------------------------------------------
D. DETERMINATION
--------------------------------------------------------------------------------
IS BUILDING/MOBILE HOME IN SPECIAL FLOOD HAZARD AREA
(ZONES BEGINNING WITH LETTERS "A" OR "V")?  / / YES  /X/  NO

If yes, flood insurance is required by the Flood Disaster Protection Act of 1973.

If no, flood insurance is not required by the Flood Disaster Protection Act of 1973.
--------------------------------------------------------------------------------
E. COMMENTS (OPTIONAL):

Name:                                        Cert No.: 1405446-0
Type: REGULAR                                Client ID: 7425
Priority: REGULAR

                                             BFE: UNSHADED

Requested By: EVE OR BONNY                   Fax: 1-(704) 743-1730
--------------------------------------------------------------------------------
This determination is based on examining the NFIP map, any Federal Emergency Management Agency revisions to it, and any other information needed to locate the building/mobile home on the NFIP map.
--------------------------------------------------------------------------------
F. PREPARER'S INFORMATION
--------------------------------------------------------------------------------
 NAME, ADDRESS, TELEPHONE NUYMBER (IF OTHER THAN LENDER)   DATE OF DETERMINATION

 BANKERS HAZARD DETERMINATION SERVICES-BHDS                      3/24/97
 PO BOX 33001
 ST. PETERSBURG, FL 33733
 PHONE: 1-800-723-6327
--------------------------------------------------------------------------------
FEMA FORM 81-93, JUN 95